UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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OVERLAND STORAGE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

October 10, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Overland Storage, Inc. to be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 13, 2007 at 9:00 a.m. (Pacific Time).

The attached notice of annual meeting and proxy statement include the agenda for the shareholders’ meeting, explain the matters that we will discuss at the meeting and provide general information about our company.

Your vote is very important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. We have provided a postage-paid envelope for your convenience. If you plan to attend the annual meeting and prefer to vote in person, you may still do so even if you have already returned your proxy card.

If you are a shareholder of record (that is, if your stock is registered with us in your own name), then you may vote by telephone, or electronically over the Internet, by following the instructions included in the proxy statement and with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) that allows you to vote by telephone or the Internet. If so, the voting form that your nominee sends you will provide telephone and Internet instructions.

We look forward to seeing you at the annual meeting.

Sincerely,

/s/ VERNON A. LoFORTI
VERNON A. LoFORTI
President, Chief Executive Officer and Secretary

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOVEMBER 13, 2007

The annual meeting of shareholders of Overland Storage, Inc. will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 13, 2007 at 9:00 a.m. (Pacific Time) for the following purposes:

1.             To elect five directors;

2.             To approve the amendment and restatement of our 2003 Equity Incentive Plan, including an increase in authorized shares and the cancellation of certain outstanding options held by our current executive officers and directors;

3.             To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2008; and

4.             To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement.

The Board of Directors has fixed the close of business on September 18, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof. A list of shareholders entitled to vote at the meeting will be available for inspection at our offices.

By order of the Board of Directors,

/s/ VERNON A. LoFORTI
VERNON A. LoFORTI
Dated: October 10, 2007	President, Chief Executive Officer and Secretary

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, sign, date and return the enclosed proxy card as soon as possible to ensure your representation at the meeting. A postage-paid return envelope is enclosed for your convenience. Shareholders with shares registered directly with our transfer agent, Wells Fargo Shareowner Services, may choose to vote those shares via the Internet at http://www.eproxy.com/ovrl, or they may vote telephonically, within the U.S. and Canada, by calling 1-800-560-1965. Shareholders holding shares with a broker, bank or other nominee may also be eligible to vote via the Internet or to vote telephonically if their broker, bank or other nominee participates in the proxy voting program provided by Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services). See “Voting Shares Registered in the Name of a Broker or Bank” in the proxy statement for further details on the Broadridge program. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, then you must obtain from the record holder a proxy issued in your name.

OVERLAND STORAGE, INC.

4820 Overland Avenue

San Diego, California 92123

2007 PROXY STATEMENT

General Information

The Board of Directors of Overland Storage, Inc., a California corporation, is providing these proxy materials to you in connection with the solicitation of proxies for use at our 2007 annual meeting of shareholders. The meeting will be held at the offices of our company, located at 4820 Overland Avenue, San Diego, California 92123, on Tuesday, November 13, 2007 at 9:00 a.m. (Pacific Time) or at any adjournment or postponement thereof, for the purposes stated herein. This proxy statement summarizes the information that you will need to know to vote in an informed manner.

Voting Rights and Outstanding Shares

We will begin mailing this proxy statement and the accompanying proxy card on or about October 10, 2007 to all shareholders of record that are entitled to vote. Only shareholders that owned our common stock at the close of business on September 18, 2007, the record date, are entitled to vote at the annual meeting. On the record date, 12,756,466 shares of our common stock were outstanding.

Each share of our common stock that you own entitles you to one vote on all matters to be voted upon at the meeting. The proxy card indicates the number of shares of our common stock that you own. We will have a quorum to conduct the business of the annual meeting if holders of a majority of the shares of our common stock are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other nominee that are represented at the meeting, but that the broker, bank or other nominee is not empowered to vote on a particular proposal) will be counted in determining whether a quorum is present at the meeting.

Directors will be elected by a plurality of votes cast by shares present or represented at the meeting. Abstentions will have no impact on the election of directors. The proposals to (i) approve the amendment and restatement of our 2003 Equity Incentive Plan and (ii) ratify the appointment of our independent registered public accounting firm must be approved by a majority of votes actually cast. Abstentions and broker non-votes are not counted as votes for or against these proposals, but the number of votes cast in favor of each proposal must be at least a majority of the required quorum.

Voting Shares Registered in Your Name

If you are a shareholder of record, you may vote in one of four ways:

•      Attend the 2007 annual meeting and vote in person;

•      Complete, sign, date and return the enclosed proxy card;

•      Vote by telephone following the instructions included with your proxy card and outlined below; or

•      Vote by Internet following the instructions included with your proxy card and outlined below.

If you are a shareholder of record, then you may go to http://www.eproxy.com/ovrl/ to vote your shares over the Internet. The votes represented by this proxy will be generated on the computer screen and you will be prompted to submit or revise your vote as desired. If you are using a touch-tone telephone and are calling from the U.S. or Canada, then you may vote your shares by calling 1-800-560-1965 and following the recorded instructions.

Votes submitted by telephone or via the Internet must be received by 2:00 p.m. (Pacific Time) on Monday, November 12, 2007. Submitting your proxy by telephone or via the Internet will not affect your right to vote in person should you decide to attend the annual meeting.

Voting Shares Registered in the Name of a Broker, Bank or Other Nominee

Most beneficial owners whose stock is held in street name will receive instructions for voting their shares from their broker, bank or other nominee, rather than our proxy card.

A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (formerly ADP Investor Communication Services) that allows shareholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, then you may vote your shares telephonically by calling the telephone number shown on the instruction form received from your broker or bank, or over the Internet at Broadridge’s web site at http://www.proxyvote.com.

If you wish to vote in person at the annual meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Tabulation of Votes

A representative from our transfer agent, Wells Fargo Shareowner Services, will tabulate the votes. The shares of our common stock represented by proxy will be voted in accordance with the instructions given on the proxy so long as the proxy is properly executed and received by us prior to the close of voting at the meeting or any adjournment or postponement of the meeting. If no instruction is given, then the proxy will be voted for the nominees for director and for each of the other proposals. In addition, the individuals that we have designated as proxies for the meeting will have discretionary authority to vote for or against any other shareholder matter presented at the meeting.

Revocability of Proxies

As a shareholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the meeting. You may revoke your proxy in any one of three ways:

•      You may grant another proxy marked with a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method);

•      You may notify our Secretary in writing that you wish to revoke your proxy before it is voted at the annual meeting; or

•      You may vote in person at the annual meeting.

Solicitation

This solicitation is made by our Board of Directors, and we will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have retained The Proxy Advisory Group, LLC to provide consulting and to assist us with the solicitation of proxies, and we will pay fees and reimbursements of customary expenses that are not expected to exceed $17,000 in the aggregate. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock that are beneficially owned by others for forwarding to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Solicitations will be made primarily through the mail, but may be supplemented by telephone, telegram, facsimile, Internet or personal solicitation by our directors, executive officers, employees or other agents. No additional compensation will be paid to these individuals for these services.

Shareholder Proposals for 2008

Requirements for Shareholder Proposals to be Considered for Inclusion in Overland’s Proxy Materials. Shareholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2008 annual meeting must be received by us not later than June 12, 2008, in order to be considered for inclusion in our proxy materials for that meeting.

Requirements for Shareholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting, the shareholder must have given timely notice of the proposal or nomination in writing to our Secretary. To be timely for the 2008 annual meeting, a shareholder’s notice must be delivered to or mailed and received by our Secretary at our principal executive offices between July 12, 2008 and August 11, 2008. A shareholder’s notice to the Secretary must set forth, as to each matter the shareholder proposes to bring before the annual meeting, the information required by our bylaws.

Separate Copy of Annual Report or Proxy Materials

If you share an address with another shareholder, each shareholder may not receive a separate copy of our annual report and proxy materials. Shareholders who do not receive a separate copy of our annual report and proxy materials, and who want to receive a separate copy, may request to receive a separate copy of our annual report and proxy materials by writing to Investor Relations at Overland Storage, Inc., 4820 Overland Avenue, San Diego, California 92123 or by calling 1-800-729-8725. We undertake to deliver promptly a copy of the annual report or proxy materials, as applicable, upon the receipt of such request. Shareholders who share an address and receive multiple copies of our annual report and proxy materials may also request to receive a single copy following the instructions above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table outlines the ownership of our common stock as of September 18, 2007 (except as otherwise indicated below) by:

•      each of our directors and nominees for director;

•      each of our named executive officers;

•      all current directors and executive officers as a group; and

•      every person or entity that we know beneficially owns more than 5% of our outstanding common stock.

This table is based upon information supplied by executive officers, directors and principal shareholders and filings with the Securities and Exchange Commission. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

	Beneficial Ownership
Beneficial Owner +	Shares of Common Stock Currently Owned		Shares Acquirable Within 60 Days (1)	Percent of Class (2)

5% Shareholders
FMR Corp. 82 Devonshire Street Boston, MA 02109	1,005,799	(3)	—	7.9%
Kingdon Capital Management, LLC 152 West 57th Street New York, NY 10019	1,000,000	(4)	—	7.8%
Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	944,244	(5)	—	7.4%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	915,200	(6)	—	7.2%
Galleon Management, LP 590 Madison Avenue New York, NY 10022	784,873	(7)	—	6.2%
Renaissance Technologies, Corp. 800 Third Avenue New York, NY 10022	640,300	(8)	—	5.0%

Executive Officers and Directors
Vernon A. LoForti	15,396		124,000	1.1%
Robert A. Degan	2,000	(9)	121,000	1.0%
Scott McClendon	386,000	(10)	143,000	4.1%
William J. Miller	1,000		25,500	*
Michael Norkus	7,000		36,000	*
W. Michael Gawarecki	10,350		105,000	*
Robert J. Scroop	0		48,750	*
Christopher P. Calisi (11)	—		—	—
Christie Huff (12)	—		—	—
Michael Kerman (13)	0		37,500	*
Current directors and executive officers as a group (9 persons) (14)	421,746		686,888	8.2%

*Less than 1%

+ Except as otherwise indicated, the address for each beneficial owner is 4820 Overland Avenue, San Diego, CA,  92123.

(1)     Includes shares of common stock which could be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of September 18, 2007, but excludes 468,300 shares subject to options which are proposed to be cancelled in Proposal No. 2 and which the holders have agreed not to exercise pending the vote of Proposal No. 2.

(2)     Based on 12,756,466 shares of common stock outstanding on September 18, 2007, calculated in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(3)     Based on the Schedule 13F filed with the SEC for the period ended June 30, 2007. Fidelity Management & Research Company and FMR Co., Inc., as the defined managers, share investment discretion with respect to these shares but have no voting power with respect to these shares.

(4)     Based on the Schedule 13F filed with the SEC for the period ended June 30, 2007, Kingdon Capital Management, LLC has sole voting power and shared investment discretion with respect to these shares.

(5)     Based on the Schedule 13F filed with the SEC for the period ended June 30, 2007, Dimensional Fund Advisors Inc. has sole voting power with respect to 923,388 shares, no voting power with respect to 20,856 shares and sole investment discretion with respect to all shares.

(6)     Based on the Schedule 13G filed with the SEC dated July 31, 2007, Wellington Management Company, LLP has shared voting power and shared investment discretion with respect to these shares.

(7)     Based on the Schedule 13F filed with the SEC for the period ended June 30, 2007, Galleon Management, LP has shared investment discretion and no voting authority with respect to these shares.

(8)     Based on the Schedule 13F filed with the SEC for the period ended June 30, 2007, Renaissance Technologies, Corp. has sole investment discretion and sole voting authority with respect to these shares.

(9)     Includes 1,000 shares of common stock held by Mr. Degan’s wife.

(10)   Represents shares of common stock owned by Mr. McClendon through his family trust and includes 1,000 shares held by his wife.

(11)   Mr. Calisi’s employment ended on November 1, 2006.

(12)   Ms. Huff’s employment ended on April 27, 2007.

(13)   Mr. Kerman’s employment ended on October 3, 2007. Shares acquirable within 60 days excludes options to purchase 95,833 shares with an exercise price of $10 per share or more, which will expire January 3, 2008 and are considered unlikely to be exercised.

(14)   Does not include the security ownership of Mr. Kerman. Includes the security ownership of  Messrs. LoForti, Degan, McClendon, Miller, Norkus, Farkaly, Gawarecki, Kalbfleisch and Scroop.

We are aware of no arrangements, including any pledge by any person of our common stock, the operation of which may at a subsequent date result in a change of control of our company.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors, acting pursuant to our bylaws, has determined that the number of directors constituting the full Board of Directors shall be six at the present time. There is currently one vacancy on the Board of Directors. In accordance with provisions in our bylaws concerning advance notice for the nomination of directors, no nomination for the vacancy on the Board of Directors will be accepted at the 2007 annual meeting. The vacancy on the Board of Directors may be filled by the board in accordance with applicable law and our bylaws. The Nominating and Governance Committee is actively seeking new director candidates, and has retained a search firm to assist in the process of identifying and evaluating director candidates. See “Nominating and Governance Committee.”

The Board of Directors has, upon recommendation of the Nominating and Governance Committee, nominated Robert A. Degan, Vernon A. LoForti, Scott McClendon, William J. Miller and Michael Norkus for reelection as members of the Board of Directors. Each of the nominees is currently a director of our company. Each newly-elected director will serve a one-year term until the next annual meeting of shareholders or until his successor is qualified and elected. During the course of a term, the Board of Directors may appoint a new director to fill any vacant spot, including a vacancy caused by an increase in the size of the Board of Directors. The new director will complete the term of the director he or she replaced. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve. However, if any nominee cannot serve, then your proxy will be voted for another nominee proposed by the Board of Directors, or if no nominee is proposed by the Board of Directors, an additional vacancy will occur.

We, as a matter of policy, encourage our directors to attend meetings of shareholders. Each director proposed for election at our 2006 annual shareholder meeting (i.e., Messrs. Barrenechea, Degan, McClendon, Miller and Norkus) attended the 2006 annual shareholder meeting.

There are no family relationships between any nominees or executive officers of our company, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Nominees for Director

You are being asked to vote on the five director nominees listed below. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these five nominees. All of our nominees for director are current members of our Board of Directors. The names of the director nominees, their ages as of October 10, 2007 and other information about them are shown below.

Name of Director Nominee	Age	Director Since	Position
Robert A. Degan	68	2000	Independent Director

Vernon A. LoForti	54	2007	President, Chief Executive Officer and Secretary

Scott McClendon	68	1991	Chairman of the Board (Independent Director)

William J. Miller	62	2006	Independent Director

Michael Norkus	61	2004	Independent Director

Robert A. Degan has been a private investor since January 2000. From November 1998 to December 1999, Mr. Degan served as General Manager of the Enhanced Services & Migration Business Unit (formerly, Summa Four, Inc.) of Cisco Systems, Inc., an Internet networking company. From July 1998 to November 1998, Mr. Degan was Chairman, President and Chief Executive Officer of Summa Four, Inc., and from January 1997 to July 1998 he served as its President and Chief Executive Officer and as a director. Mr. Degan became Chairman of the Board of CaminoSoft Corp. (OTCBB: CMSF.OB), an information storage company in April 2006. He retired from the board of directors of FlexiInternational Software, Inc. in July 2006 and Gensym Corporation in May 2005. Mr. Degan was formerly on the research staff at Massachusetts Institute of Technology (MIT).

Vernon A. LoForti has served as our President, Chief Executive Officer and a member of our Board of Directors since August 2007 and as our Secretary since December 1997. Prior to August 2007, Mr. LoForti was our Vice President and Chief Financial Officer since joining us in December 1995 and was Assistant Secretary from December 1995 to November 1997. From August 1992 to December 1995, he was the Chief Financial Officer for Priority Pharmacy, a privately-held pharmacy company. From 1981 to 1992, Mr. LoForti was Vice President of Finance for Intermark, Inc., a publicly-held conglomerate.

Scott McClendon has served as Chairman of our Board since March 2001. From November 2006 to August 2007, he served as our Interim President and Chief Executive Officer and as our President and Chief Executive Officer from October 1991 to March 2001, when he was named our Chairman of the Board, and continued as an executive officer and employee until June 2001. Mr. McClendon has been a business consultant since June 2001. Mr. McClendon was employed by Hewlett-Packard Company, a global manufacturer of computing, communications and measurement products and services, for over 32 years in various positions in engineering, manufacturing, sales and marketing. He last served as the General Manager of the San Diego Technical Graphics Division and Site Manager of Hewlett-Packard in San Diego, California. Mr. McClendon is a director of SpaceDev, Inc. (OTCBB: SPDV.OB), an aerospace development company, and Procera Networks, Inc. (AMEX:PKT), a network equipment company.

William J. Miller has served as an independent director and advisor to technology companies since 1999. From April 1996 to November 1999, Mr. Miller was the Chairman and CEO of Avid Technology, a leader in digital media creation tools for film, video, audio, animation, games, and broadcast professionals. Prior to that time, he served as CEO of Quantum Corporation, a developer of storage technology (from 1992 to 1995) and as Chairman of Quantum (from 1993 to 1995). From 1981 to 1992, Mr. Miller held senior management positions at Control Data Corporation, most recently as Executive Vice President and President of its Information Services business. Mr. Miller currently serves as a director for: Digimarc Corporation (Nasdaq: DMRC), a supplier of secure identity and media management solutions, Nvidia Corp (Nasdaq: NVDA), a provider of graphics processing units (GPUs), media and communications processors (MCPs), wireless media processors (WMPs), and related software for personal computers (PCs), handheld devices, and consumer electronics platforms; Waters Corporation, a privately-held manufacturer of analytical instruments; Viewsonic Corporation, a provider of visual display products (Form S-1 registration statement for IPO filed July 2, 2007 (File No. 333-144262)); and Glu Mobile Corporation (Nasdaq: GLUU), a developer and publisher of games for mobile devices.

Michael Norkus is the President of Alliance Consulting Group, a strategy consulting firm, which he founded in 1986. From 1975 to 1986, Mr. Norkus served as a Vice President of Boston Consulting Group where he was the founding member of the firm’s Munich, Germany office. Mr. Norkus is a member of the Board of Associates of The Whitehead Institute in Cambridge, Massachusetts and of the Boston Public Library Foundation.

Cumulative Voting Rights

Our bylaws provide that you can cumulate your votes in the election of directors if, before the vote begins, the candidate or candidates have been nominated and any of our shareholders notifies us of such shareholder’s intent to cumulate such shareholder’s votes. Under cumulative voting, you may cast a number of votes equal to the product of the number of your shares times the number of directors to be elected at the meeting. If you notify us that you intend to cumulate your votes at any time before the election of directors begins, then you may vote all of your votes for one candidate, or you may distribute your votes among as many candidates as you desire. The candidates receiving the highest numbers of affirmative votes of the shares entitled to vote in the election of directors will be elected to the board positions up for election. If voting for directors is conducted by cumulative voting, then the person named on the proxy will have discretionary authority to cumulate votes among the candidates.

Vote Required

The nominees who receive the highest number of votes represented by shares of common stock present or represented by proxy and entitled to vote at the annual meeting will be elected.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION

TO THE BOARD OF EACH OF THESE NOMINEES

PROPOSAL NO. 2

APPROVAL OF AMENDMENT AND RESTATEMENT OF 2003 EQUITY INCENTIVE PLAN
INCLUDING CANCELLATION OF CERTAIN STOCK OPTIONS

At the annual meeting, shareholders will be asked to approve the amended and restated Overland Storage, Inc. 2003 Equity Incentive Plan (2003 Plan). On September 22, 2007, our Board of Directors adopted the proposed amendment and restatement of the 2003 Plan described below conditioned and subject to shareholder approval. The amended and restated 2003 Plan as proposed to be approved by shareholders is attached to this proxy statement as Appendix A.

Highlights of Material Changes to the 2003 Plan

Shareholders are being asked to approve an amendment and restatement of the 2003 Plan to accomplish, among other things, the following items/changes:

•      Increasing by 1,300,000 the number of shares of common stock reserved for issuance under the 2003 Plan;

•      For future grants, shortening the maximum stock option and stock appreciation right term to six years from the date of grant;

•      Cancelling stock options for 468,300 shares that were previously issued to our current directors and executive officers, with the cancelled option shares no longer available for issuance under the 2003 Plan;

•      Expanding the enumerated examples of performance criteria for awards not subject to the limitation on deductibility under Internal Revenue Code Section 162(m);

•      Extending the ability to award incentive stock options under the Plan until the 10th anniversary of shareholder approval; and

•      Making certain other administrative amendments to the 2003 Plan that are in part intended to facilitate compliance with recently promulgated tax regulations.

We believe strongly that the approval of the amendment and restatement of the 2003 Plan is essential to our continued success. Stock options and other awards such as those provided under the 2003 Plan are vital to our ability to attract, retain and motivate key employees, consultants and directors who are important to the success and growth of our business, and to create a long-term mutuality of interest between such persons and our shareholders. By reducing the maximum stock option and stock appreciation right term life, the financial accounting expenses related to the issuance of such awards will be reduced. We believe the willingness of our current directors and executive officers to cancel stock options for a total of 468,300 shares, without return of such shares to the available reserve under the 2003 Plan, demonstrates their commitment to aligning their interests with those of our shareholders by reducing the overall shareholder dilution level.

Below is a summary of the principal provisions of the 2003 Plan assuming approval of the proposed amendment and restatement. If there is any inconsistency between the summary and the 2003 Plan’s terms or if there is any inaccuracy in the summary, the terms of the 2003 Plan govern.

Key Features of the 2003 Plan

Key features of the 2003 Plan, including features that are discussed in this proposal and subject to our shareholders’ approval, are as follows:

•      The 2003 Plan is generally administered by a committee comprised solely of independent directors.

•      Any shares to which stock options or stock appreciation rights pertain will be counted against the total number of shares reserved under the plan as one share for every one share subject to those awards, and any shares to which restricted shares or stock units pertain will be counted against the total number of shares reserved under the plan as two shares for every one share subject those awards, except for stock units which are used to fulfill grants under other plans or programs (such as foreign sub-plans) which are in the nature of stock options or stock appreciation rights.

•      Stock options and stock appreciation rights may not be granted at prices below 100% of fair market value of the common stock on the date of grant.

•      Beginning on the date of shareholder approval of this proposal, the term life of future grants of stock options and stock appreciation rights may not exceed six years from the date of grant.

•      Stock options and stock appreciation rights may not be repriced nor can a stock option or stock appreciation right be cancelled and replaced with a new award with a lower exercise price such that the effect would be the same as reducing the exercise price, without shareholder approval (except as provided under the 2003 Plan for stock splits, recapitalizations and similar events).

A more detailed summary of these key features and further principal features of the 2003 Plan and its operation is set forth below under the heading “Description of the 2003 Plan.”

History of the 2003 Plan

On August 7, 2003, our Board of Directors adopted the 2003 Plan and, on November 17, 2003, it was approved by shareholders. Upon approval of the 2003 Plan by our shareholders, our then existing option plans, including the 1995 Stock Option Plan, 1997 Equity Stock Option Plan, 2000 Stock Option Plan and 2001 Supplemental Stock Option Plan (collectively, the Old Option Plans) became unavailable for new grants. The Old Option Plans continue to govern outstanding awards previously granted under such plans.

It was determined to be in our best interest to effectively transfer the shares authorized and available for grant under the terminated Old Option Plans into the pool of shares available under the 2003 Plan. The initial reserve under the 2003 Plan was subject to a maximum limitation of 3,727,827 shares, and included:

•      Shares of common stock available for issuance under the Old Option Plans as of November 17, 2003, the date of shareholder approval of the 2003 Plan (the Approval Date);

•      Shares of common stock issued under any Old Option Plan or that are issuable upon exercise of stock options granted pursuant to the Old Option Plans that expire or become unexercisable for any reason without having been exercised in full after the Approval Date; and

•      400,000 new shares of common stock.

The terms of the 2003 Plan generally provide that if an award granted under the Old Option Plans terminates, expires or lapses for any reason without having been fully exercised or vested, or is settled by less than the full number of shares of common stock represented by such award actually being issued, the unvested, cancelled or unissued shares of common stock generally will be returned to the available pool of shares reserved for issuance under the 2003 Plan. However, if this proposal is approved by shareholders, then the shares underlying the 468,300 stock options that will be cancelled, as described below under the heading “Cancellation of Certain Stock Options,” will not be available for future issuance. The shares outstanding and available under the 2003 Plan are also subject to proportionate adjustments for stock splits, dividends, reorganizations and the like.

On September 29, 2004, our Board adopted an amendment to the Plan, which we refer to as the 2004 Amendment, which was approved by our shareholders on November 15, 2004. The 2004 Amendment provided for, among other things, an increase of 1,000,000 shares of common stock such that the total reserve under the 2003 Plan increased to a maximum of 4,727,827 shares.

As of September 18, 2007, 376,376 shares were available for issuance under the 2003 Plan, which number reflects the grant of options to purchase an aggregate of 1,485,000 shares on August 13, 2007 (including an aggregate of 775,000 shares awarded to executive officers), as well as certain cancellations and forfeitures of options that occurred after the end of fiscal 2007. This amount does not include (a) additional shares that may become available upon the termination, cancellation, expiration or lapse of awards granted under the 2003 Plan or the Old Option Plans and (b) the 1,300,000 share increase subject to this proposal.

Accordingly, if this proposal is approved, the approximate number of shares that would be available for grant under the 2003 Plan would increase to 1,676,376 shares, giving effect to the cancellations discussed below, and the maximum reserve under the plan would increase to 5,559,527 shares. If shareholders do not approve the amended and restated 2003 Plan, the 2003 Plan (without giving effect to any of the amendments subject to this proposal) will continue to remain in effect. The fair market value of a share of our common stock on September 18, 2007 was $1.84.

Description of the 2003 Plan

Background and Purpose of the 2003 Plan. The purpose of the 2003 Plan is to promote the long-term success of our company and the creation of shareholder value by:

•      encouraging employees, non-employee directors and consultants to focus on critical long-range objectives,

•      encouraging the attraction and retention of employees, outside directors and consultants with exceptional qualifications, and

•      linking employees, outside directors and consultants directly to shareholder interests through increased stock ownership.

The 2003 Plan permits the grant of the following types of incentive awards: (1) stock options, (2) stock appreciation rights, (3) restricted shares, and (4) stock units.

Stock Subject to the 2003 Plan. If shareholders approve the increase in the aggregate number of shares authorized under the 2003 Plan pursuant to this Proposal No. 2, a maximum of 5,559,527 shares will be reserved for issuance under the 2003 Plan, representing an increase of 831,700 shares, which represents the 1,300,000 share increase, reduced by 468,300 shares subject to options that will be cancelled and not returned to the 2003 Plan. As of September 18, 2007 the record date for this annual meeting, of the total shares available under the 2003 Plan, 2,199,045 shares were subject to outstanding awards under the 2003 Plan and 376,376 shares were available for future grants. The difference between the maximum available reserve of shares, on the one hand, and the total number of shares subject to outstanding awards and currently available for grant, on the other hand, represents shares that may become available out of shares currently reserved under the Old Option Plans as described under the heading “History of the 2003 Plan” above. Any shares to which stock options or stock appreciation rights pertain will be counted against the total number of shares reserved under the 2003 Plan as one share for every one share subject to those awards, except for stock units which are used to fulfill grants under other plans or programs (such as foreign sub-plans) which are in the nature of stock options or stock appreciation rights. Any shares to which restricted shares or stock units pertain will be counted against the total number of shares reserved under the 2003 Plan as two shares for every one share subject those awards.

Administration of the 2003 Plan. The 2003 Plan requires a committee of two or more directors to administer the 2003 Plan. The members of the committee must be “non-employee directors” under Rule 16b-3 under the Exchange Act, and “outside directors” under Section 162(m) of the Internal Revenue Code. The Board has designated our Compensation Committee as the committee to administer the 2003 Plan. Subject to the terms of the 2003 Plan, the committee has the sole discretion to select the participants who will receive awards, to determine the terms and conditions of awards (for example, the exercise price and vesting schedule), to correct any defect, supply any omission, or reconcile any inconsistency in the 2003 Plan or any award agreement, to accelerate the vesting, extend the post-termination exercise term or waive restrictions of any awards at any time and under such terms and conditions as it deems appropriate, and to interpret the provisions of the 2003 Plan and outstanding awards. The committee may also use the 2003 Plan to issue shares under other plans or subplans as may be deemed necessary or appropriate, such as to provide for participation by our non-U.S. employees and those of any of our subsidiaries and affiliates.

Eligibility to Receive Awards. Employees, non-employee directors and consultants of us and certain of our related companies are eligible to receive awards under the 2003 Plan. The committee generally selects the participants who will be granted awards under the 2003 Plan. As of the record date for this annual meeting,  approximately 265 employees  (including officers and employee directors) and four non-employee members of the Board of Directors would be eligible to participate in the 2003 Plan.

Award Types

Stock Options. A stock option is the right to acquire shares at a fixed exercise price for a fixed period of time. The committee (or, if authorized for non-executive employees, the secondary committee) will determine the number of shares covered by each stock option and the exercise price of the shares subject to each stock option, but such exercise price cannot be less than 100% of the fair market value on the date of grant of the shares covered by the stock option. Stock options granted under the 2003 Plan may be either incentive stock options (ISOs) or nonstatutory stock options (NSOs). As required by the Internal Revenue Code and applicable regulations, ISOs are subject to limitations not applicable to NSOs. The exercise price for any ISO granted to any employee owning more than 10% of our common stock may not be less than 110% of the fair market value of the common stock on the date of grant. The aggregate fair market value (determined at the date of grant) of our common stock subject to all ISOs held by a participant that are first exercisable in any single calendar year cannot exceed $100,000. ISOs may not be transferred other than upon death, or to a revocable trust where the participant is considered the sole beneficiary of the stock option while it is held in trust.

A stock option granted under the 2003 Plan generally cannot be exercised until it becomes vested. The committee establishes the vesting schedule of each stock option at the time of grant. If this proposal is approved, the maximum term life for stock options granted under the 2003 Plan after such approval is obtained may not exceed six years from the date of grant. An ISO granted to any employee owning more than 10% of our common stock will expire not later than five years after the grant date.

The exercise price of each stock option granted under the 2003 Plan must be paid in cash at the time of exercise, through a broker-assisted “cashless” exercise and sale program, or through another method approved by the committee. The participant must make arrangements to pay any taxes we are required to withhold at the time of exercise.

No participant may be awarded stock options or stock appreciation rights with respect to more than 400,000 shares in any fiscal year.

Stock Appreciation Rights. A stock appreciation right is the right to receive, upon exercise, an amount equal to the excess of the fair market value of the shares on the date of exercise over the fair market value of the shares covered by the exercised portion of the stock appreciation right on the date of grant. The committee determines the terms of stock appreciation rights, including the exercise price, the vesting and the term of the stock appreciation right; provided, however, that if this proposal is approved, the maximum term life for stock appreciation rights granted under the 2003 Plan after such approval is obtained shall in no event exceed six years from the date of grant. The committee may determine that a stock appreciation right will only be exercisable if our company satisfies performance goals established by the committee. Settlement of a stock appreciation right may be in shares of common stock or in cash, or any combination thereof, as the committee may determine. No participant may be awarded stock options or stock appreciation rights with respect to more than 400,000 shares in any fiscal year.

Restricted Shares. Awards of restricted shares are shares of common stock that vest in accordance with the terms and conditions established by the committee. The committee also will determine any other terms and conditions of an award of restricted shares. In determining whether an award of restricted shares should be made, and/or the vesting schedule for any such award, the committee may impose whatever conditions to vesting as it determines to be appropriate. For example, the committee may determine that an award of restricted shares will vest only if our company satisfies performance goals established by the committee. However, in no event will the number of restricted shares which are subject to performance-based vesting conditions and which are granted to any one participant in a single fiscal year exceed 100,000.

Stock Units. Stock units are the right to receive an amount equal to the fair market value of the shares covered by the stock unit at some future date. The committee will determine all of the terms and conditions of an award of stock units, including the vesting period. Upon each vesting date of a stock unit, a participant will be entitled to receive an amount equal to the then fair market value of the shares vesting on that date. The committee may determine that an award of stock units will vest only if our company satisfies performance goals established by the committee. Payment of stock units may be in shares of common stock or in cash, or any combination thereof, as the committee may determine. However, in no event will the number of stock units which are subject to performance-based vesting conditions and which are granted to any one participant in a single fiscal year exceed 100,000.

Performance Conditions. The 2003 Plan specifies performance conditions that the committee may include  in awards. Examples of these performance conditions can include one or more of the following:

•      net order dollars

•      net profit dollars

•      net profit growth

•      net revenue dollars

•      profit/loss or profit margin

•      operating profit

•      net operating profit

•      operating margin

•      working capital

•      sales or revenue

•      revenue growth

•      gross margin

•      cost of goods sold

•      individual performance

•      cash

•      accounts receivables

•      write-offs

•      cash flow

•      liquidity

•      income

•      net income

•      operating income

•      net operating income

•      earnings

•      earnings before interest, taxes, depreciation and/or amortization

•      earnings per share

•      growth in earnings per share

•      price/earnings ratio

•      debt or debt-to-equity

•      economic value added

•      assets

•      return on assets

•      return on equity

•      stock price

•      shareholders’ equity

•      total shareholder return, including stand-alone or relative to a stock market or peer group index

•      return on capital

•      return on assets or net assets

•      return on investment

•      return on operating revenue

•      any other financial objectives

•      objective customer satisfaction indicators and efficiency measures

•      operations

•      research or related milestones

•      intellectual property (e.g., patents)

•      product development

•      site, plant or building development

•      internal controls

•      policies and procedures

•      information technology

•      human resources

•      corporate governance

•      business development

•      market share

•      strategic alliances, licensing and partnering

•      contract awards or backlog

•      expenses

•      overhead or other expense reduction

•      compliance programs

•      legal matters

•      accounting and reporting

•      credit rating

•      strategic plan development and implementation

•      mergers and acquisitions and divestitures

•      financings

•      management

•      improvement in workforce diversity

•      or any similar criteria.

Performance conditions must be satisfied for the applicable performance period for awards containing  performance goals to vest.

Including  performance conditions in awards of stock and stock units to persons subject to the limitations of Internal Revenue Code Section 162(m) can permit these awards to qualify for the performance-based compensation  exception to the income tax deduction limit. See the section under the heading “Section 162(m) Limits” below for further details. Approval of the material terms of the 2003 Plan (including participant eligibility, the specified performance condition criteria and the numerical limitations on the magnitude of grants) by shareholders is necessary for grants of stock options, stock appreciation rights and stock units to employees covered by Internal Revenue Code Section 162(m) to qualify for the performance-based compensation exception to the income tax deduction limitations of Section 162(m) of the Internal Revenue Code.

Formula Grants of Awards to Non-Employee Directors. Under the 2003 Plan, non-employee directors will receive a non-statutory stock option to purchase 18,000 shares of our common stock upon each annual meeting date. The shares underlying these stock options vest in equal monthly installments over a 12-month period commencing on the first monthly anniversary of the date of grant. However, non-employee directors who have existing unvested non-employee director stock options (see “Overview of Non-Employee Director Compensation and Procedures” below) at an annual meeting date will not receive a new grant. When a new non-employee director joins the Board of Directors, or when an existing non-employee director stock option grant for an existing director fully vests, such director will be awarded a new stock option for the number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month. Such stock option will vest at the rate of 1,500 shares per month and will be fully vested at the next annual meeting date, at which time the director will receive the normal annual grant. If this proposal is approved, the formula stock options granted to non-employee directors will have six-year terms.

Generally, upon a change in our ownership or control or a merger or sale of all or substantially all of our assets, the vesting of stock options granted to directors, who are then serving on the Board of Directors, will fully vest, and become immediately exercisable.

Limited Transferability of Awards. Awards granted under the 2003 Plan generally may not be transferred other than upon death, or pursuant to a court-approved domestic relations order. However, the committee may permit awards other than ISOs to be transferred. Generally, where transfers are permitted, they will be permitted only by gift to a member of the participant’s immediate family or to a trust or other entity for the benefit of the member(s) of the participant’s and/or his or her immediate family.

Termination of Employment, Death or Disability. The committee will determine the effect of the termination of employment on awards, which determination may be different depending on the nature of the termination, such as terminations for cause, terminations resulting from death, disability or retirement and the like.

Corporate Transaction. In the event that we are a party to a merger or other reorganization, outstanding awards will be subject to the agreement of merger or reorganization. Such agreement may provide for (a) the continuation of the outstanding awards by our company, if our company is a surviving corporation, (b) the assumption of the outstanding awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding awards, (d) full exercisability or vesting and accelerated expiration of the outstanding awards, or (e) settlement of the full value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards. If we sell a division or subsidiary of our company, the Board of Directors may, but need not, direct that one or more of the above actions be taken with respect to awards held by persons for whom the transaction or event resulted in a termination of their service. The Board of Directors need not adopt the same rules for each award or participant.

Change in Control. The committee will decide the effect of a change in control of our company on outstanding awards. The committee may provide that awards will full vest upon a change in control, or upon a change in control followed by an involuntary termination within a certain period of time.

Deferral of Awards. Subject to committee approval and compliance with applicable tax laws, participants may elect to (a) defer amounts (cash or shares) that would otherwise be paid or delivered from the exercise or settlement of certain awards to a deferred compensation account with the company, or (b) convert shares that would otherwise be delivered as a result of the exercise of a stock option or stock appreciation right to an equal number of stock units. Any deferred compensation account established on behalf of a participant will generally represent an unfunded and unsecured obligation of the company.

Term of the 2003 Plan. The 2003 Plan will continue in effect until terminated by the Board of Directors, except that no ISOs may be granted on or after November 15, 2014, or if the shareholders approve this proposal, November 13, 2017.

Amendment and Termination of the 2003 Plan. The Board of Directors generally may amend or terminate the 2003 Plan at any time and for any reason, except that the Board of Directors must obtain shareholder approval of material amendments, including any repricing of stock options or stock appreciation rights after the date of their grant (except for stock splits, recapitalizations and similar events), as required by Nasdaq Marketplace Rules.

Cancellation of Certain Stock Options. Under the terms of the 2003 Plan and under applicable Nasdaq Marketplace Rules, the Board of Directors may not cancel an optionee’s stock option and grant such optionee a new stock option with a lower exercise price such that the effect would be the same as reducing the exercise price, without the approval of the shareholders. The Compensation Committee recently authorized new stock option grants to executive officers under the 2003 Plan and directors will receive new formula stock option grants on the date of the 2007 annual meeting. Our current executive officers and directors have agreed to cancel outstanding stock options with an exercise price of $10 per share or more, and the Board of Directors has determined that the shares subject to such stock options will not become available for issuance under the 2003 Plan. In order to comply with the terms of the 2003 Plan and the Nasdaq Marketplace Rules governing repricing of stock options, we have therefore conditioned the cancellation of such stock options on shareholder approval of this Proposal No. 2. If this Proposal No. 2 is approved, the stock options shown on the following table will be immediately cancelled, with the shares underlying the cancelled stock options no longer available for future issuance under the 2003 Plan.

	Option	Number	Per Share
Optionee Name	Grant Date	of Shares	Exercise Price	Plan Name
Robert Degan	1/20/2003	22,000	$14.75	2000 Stock Option Plan
	3/3/2005	12,000	$14.67	2003 Equity Incentive Plan
Robert Farkaly	6/25/2003	5,000	$20.25	2000 Stock Option Plan
	11/18/2004	5,000	$13.98	2003 Equity Incentive Plan
Mike Gawarecki	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	52,500	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	31,400	$14.29	2003 Equity Incentive Plan
Kurt Kalbfleisch	4/21/2000	8,000	$10.00	1995 Stock Option Plan
	7/2/2003	10,000	$20.13	1995 Stock Option Plan
	11/18/2004	3,500	$13.98	2003 Equity Incentive Plan
Vernon LoForti	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan
Scott McClendon	1/20/2003	11,000	$14.75	2000 Stock Option Plan
	11/17/2003	18,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Michael Norkus	8/11/2004	4,500	$11.05	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Robert Scroop	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan

Total Shares Cancelled		468,300

Certain Federal Income Tax Information

The following is a general summary as of September 2007 of the federal income tax consequences to us and to U.S. participants for awards granted under the 2003 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. Tax consequences for any particular individual may be different. This summary is not  intended to be exhaustive and does not discuss the tax consequences of a participant’s death or provisions of income tax laws of any municipality, state or other country a participant may reside in. This summary does not purport to be complete. The company advises participants to consult with their own tax advisors regarding the tax implications of their awards under the 2003 Plan.

Incentive Stock Options. For federal income tax purposes, the holder of an ISO receives no taxable income at the time of the grant or exercise of the ISO. If such person retains the common stock for a period of at least two years after the stock option is granted and one year after the stock option is exercised, any gain upon the subsequent sale of the common stock will be taxed as a long-term capital gain. A participant who disposes of shares acquired by exercise of an ISO prior to the expiration of two years after the stock option is granted or one year after the stock option is exercised will realize ordinary income as of the date of exercise equal to the difference between the exercise price and fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss. The difference between the option exercise price and the fair market value of the shares on the exercise date of an ISO is an adjustment in computing the holder’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year.

Nonqualified Stock Options. A participant who receives an NSO with an exercise price equal to the fair market value of the stock on the grant date generally will not realize taxable income on the grant of such option, but will realize ordinary income at the time of exercise of the stock option equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Shares. A participant will not have taxable income upon grant unless he or she elects to be taxed at that time. Instead, he or she will recognize ordinary income at the time of vesting equal to the fair market value (on the vesting date) of the shares or cash received minus any amount paid for the shares.

Stock Units. No taxable income is reportable when stock units are granted to a participant. Upon settlement, the participant will recognize ordinary income in an amount equal to the value of the payment received pursuant to the stock units.

Tax Effect for our Company. We generally will be entitled to a tax deduction in connection with an award under the 2003 Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, upon the exercise of an NSO).

Excess Parachute Payments. The benefits of any award will be reduced if, as a result of a penalty tax that would be imposed by Section 4999 of the Internal Revenue Code for “parachute payments,” the after-tax value of the award to the participant will be greater than if the award were not so reduced. In addition, the committee may determine at the time of granting an award or any time after grant to reduce an award so that the award will not be subject to the limitation on deductibility of “parachute payments” imposed by Section 280G of the Internal Revenue Code.

Section 162(m) Limits. Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our principal executive officer and each of our other three most highly compensated officers (other than our principal financial officer). Certain performance-based compensation approved by shareholders is not subject to the deduction limit. Our 2003 Plan is intended to enable certain awards to constitute performance-based compensation not subject to the limitations of Section 162(m) of the Internal Revenue Code. However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the committee has not adopted a policy that all compensation must be deductible.

Section 409A. Section 409A of the Internal Revenue Code provides specific rules governing the federal income taxation of certain types of deferred compensation arrangements. A violation of Section 409A of the Internal Revenue Code generally results in an acceleration of income of amounts intended to be deferred and the imposition of an excise tax of 20%, paid by the employee, over and above the income tax owed. The IRS issued final regulations under Section 409A of the Internal Revenue Code in April 2007 and is expected to continue to provide guidance regarding the applicability of these rules to different forms of equity compensation arrangements. The types of arrangements covered by Section 409A of the Internal Revenue Code are broad and may apply to certain awards available under the 2003 Plan. The intent is for the 2003 Plan, including any awards available thereunder, to comply with the requirements of Section 409A of the Internal Revenue Code to the extent applicable.

New Plan Benefits

The following table describes the formula grants that will be granted to our non-employee directors immediately after the annual meeting. The other awards, if any, that may be made in the future under the 2003 Plan are not determinable.

Name and Position	Dollar Value ($)	Number Units
Vernon A. LoForti, President and Chief Executive Officer	Not applicable

Christopher P. Calisi, Former President and Chief Executive Officer	Not applicable

Scott McClendon, Former Interim President and Chief Executive Officer	Not applicable

Robert J. Scroop, Vice President of New Product Delivery	Not applicable

W. Michael Gawarecki, Vice President of Operations	Not applicable

Christie Huff, Former Vice President, Worldwide Marketing	Not applicable

Michael S. Kerman, Former Vice President and Chief Strategy Officer	Not applicable

Executive Group	Not applicable

Non-Executive Director Group	To be determined on November 13, 2007	72,000 shares

Non-Executive Officer Employee Group	Not applicable

Summary

We believe strongly that the approval of the amendment and restatement of the 2003 Plan, which includes the increase in the number of authorized shares for issuance, the cancellation of certain stock options held by our officers and directors, the reduction in the maximum term of stock options to six years, and the expansion of enumerated examples of qualifying performance criteria, is essential to our continued success. Awards such as those provided under the 2003 Plan constitute an important incentive for participants and will help us to attract and retain qualified individuals to serve on behalf of our company.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the annual meeting. The number of such affirmative votes must be at least a majority of the required quorum for the meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2003 EQUITY INCENTIVE PLAN INCLUDING CANCELLATION OF CERTAIN STOCK OPTIONS

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking you to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2008. PricewaterhouseCoopers LLP has audited our financial statements annually since our inception in 1980. Representatives of PricewaterhouseCoopers LLP are expected to be at the annual meeting to answer any questions and make a statement should they choose to do so.

Although our bylaws do not require that our shareholders approve the appointment of our independent registered public accounting firm, our Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If our shareholders vote against the ratification of PricewaterhouseCoopers LLP, our Board of Directors will reconsider whether or not to retain the firm. Even if our shareholders ratify the appointment, our Board of Directors may choose to appoint a different independent registered public accounting firm at any time during the year if our Board of Directors determines that such a change would be in the best interests of our company and our shareholders.

Independent Registered Public Accounting Firm Fees and Services

The following table summarizes the aggregate fees billed to the company by its independent registered public accounting firm, PricewaterhouseCoopers LLP for the fiscal years ended July 2, 2006 and July 1, 2007.

	2006	2007

Audit Fees (1)	$956,000	$671,697
Audit-Related Fees (2)	0	0
Tax Fees (3)	0	0
All Other Fees (4)	0	0
Total	$956,000	$671,697

(1)   Audit Fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit Fees for 2006 (but not 2007) include the audit of the effectiveness of our company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)   Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. During fiscal years 2006 and 2007 there were no such services rendered to us by PricewaterhouseCoopers LLP.

(3)   Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning (domestic and international). These services include assistance regarding federal, state and international tax compliance, acquisitions and international tax planning. During fiscal years 2006 and 2007 there were no such services rendered to us by PricewaterhouseCoopers LLP.

(4)   All Other Fees consist of fees for products and services other than the services reported above. During fiscal years 2006 and 2007 there were no such services rendered to us by PricewaterhouseCoopers LLP.

Pre-Approval Policies and Procedures

As a matter of policy, all audit and non-audit services provided by our independent registered public accounting firm are approved in advance by the Audit Committee, which considers whether the provision of non-audit services is compatible with maintaining such firm’s independence. All services provided by PricewaterhouseCoopers LLP during fiscal years 2006 and 2007 were pre-approved by the Audit Committee. The Audit Committee has considered the role of PricewaterhouseCoopers LLP in providing services to us for the fiscal year ended July 1, 2007 and has concluded that such services are compatible with their independence as our auditors.

Vote Required

Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares casting votes in person or by proxy on this proposal at the annual meeting. The number of votes cast in favor of this proposal must also be at least a majority of the required quorum. The presence in person or by proxy of the persons entitled to vote a majority of shares our common stock will constitute a quorum under our bylaws. Abstentions will be counted towards the tabulation of votes cast on this proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION

OF  PRICEWATERHOUSECOOPERS LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Director Independence

The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has affirmatively determined that Messrs. Degan, McClendon, Miller and Norkus are independent directors within the meaning of Nasdaq Marketplace Rule 4200(a)(15). Mr. LoForti does not meet the independence requirements under Nasdaq Marketplace Rule 4200(a)(15) because he is our President and Chief Executive Officer. In the course of determining whether Messrs. Degan, McClendon, Miller and Norkus were independent under Nasdaq Marketplace Rule 4200(a)(15), the Board of Directors considered the following transactions, relationships and arrangements not required to be disclosed in “Certain Relationships and Related Party Transactions”:

•      Although Mr. McClendon served as our Interim President and Chief Executive Officer from November 2006 through August 2007, he is not automatically disqualified from being an independent director under Nasdaq Marketplace Rule 4200(a)(15) because he served in these interim positions for less than one year. In August 2007, the Board of Directors, upon the recommendation of the Nominating and Governance Committee, found that Mr. McClendon, upon his resignation from the interim positions, had no relationship with our company which, in the opinion of the Board of Directors, would interfere with his exercise of independent judgment in carrying out the responsibilities of a director.

Meetings of the Board and Committees

Board of Directors. Our Board of Directors currently has five directors. During fiscal 2007, our Board of Directors held 14 meetings and each director attended at least 75% of all meetings of the Board of Directors and applicable committees, during the periods that he served.

Committees. During fiscal 2007, our Board of Directors had the following five committees:  Audit, Compensation, Shareholder Value, Nominating and Governance, and Strategy. The Shareholder Value Committee and the Strategy Committee were suspended in June 2007.

Nasdaq Marketplace Rule 4350(d)(2)(A) requires the audit committee of each listed issuer to have at least three independent members, at least one of whom is a financial expert.  Currently, as a result of the resignation of Mr. Barrenechea in June 2007, the Audit Committee is comprised of two independent members, one of whom is a financial expert. Under Nasdaq Marketplace Rule 4350(d)(4)(B), we have until December 6, 2007 to regain compliance with Nasdaq Marketplace Rule 4350(d)(2)(A).

The charters of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, which have been adopted by the Board of Directors, are publicly available on our website at www.overlandstorage.com. The Audit Committee, the Compensation Committee and the Nominating and Governance Committee are comprised entirely of independent directors as defined in Nasdaq Marketplace Rule 4200(a)(15). Current membership of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee is as follows:

Audit Committee	Compensation Committee	Nominating and Governance Committee
Robert A. Degan (Chairman)	William J. Miller (Chairman)	Michael Norkus (Chairman)
Michael Norkus	Robert A. Degan	Robert A. Degan
	Michael Norkus	William J. Miller

Each of the above-listed committee members served in such capacity for all of the last fiscal year, except Mr. Norkus who was appointed to the Audit Committee in November 2006 and Mr. Degan who was appointed to the Compensation Committee in June 2007.

During the last fiscal year, Mr. McClendon was a member of the Audit and Compensation Committees until he was appointed Interim President and Chief Executive Officer in November 2006.

Prior to his resignation from the Board of Directors in June 2007, Mr. Barrenechea was a member of the Audit Committee, the Compensation Committee, the Shareholder Value Committee and the Strategy Committee.

Audit Committee. The Audit Committee held eight meetings during fiscal 2007. The Audit Committee acts pursuant to the Audit Committee Charter and currently performs the following functions, among others:

•      reviews our annual and quarterly financial statements and oversees the annual and quarterly financial reporting processes;

•      reviews and approves related party transactions;

•      selects our independent registered public accounting firm, pre-approves all audit and non-audit services by them, oversees and approves their compensation, confirms their independence and reviews the scope of their activities;

•      receives and considers our independent registered public accounting firm’s comments as to the adequacy and effectiveness of our accounting and financial controls;

•      retains independent counsel, accountants, or others at the expense of the company to advise the committee or assist in the conduct of an investigation;

•      reviews the company’s effectiveness and methodology for monitoring compliance with laws and regulations and oversees any investigations regarding compliance matters;

•      reviews the process for communicating our Code of Business Conduct and Ethics to company personnel and monitors compliance with such code of ethics; and

•      considers the effectiveness of our company’s internal control over the financial reporting process, including information technology security and control.

In addition to being independent under Nasdaq Marketplace Rule 4200(a)(15), all members of the Audit Committee must meet the additional independence standards for audit committee members set forth in SEC Rule 10A-3(b)(1) and Nasdaq Marketplace Rule 4350(d)(2)(A). The Board of Directors has determined that Mr. Degan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K under the Exchange Act.

Compensation Committee. The Compensation Committee held eight discrete meetings and one joint meeting with the Nominating and Governance Committee during fiscal 2007. The Compensation Committee acts pursuant to the Compensation Committee Charter adopted by the Board of Directors and currently performs the following functions, among others:

•      reviews and approves executive and director compensation levels;

•      reviews the performance of our CEO;

•      awards stock options and restricted stock, and administers our various equity compensation and employee stock purchase plans; and

•      reviews director compensation.

In addition to being independent under Nasdaq Marketplace Rule 4200(a)(15), all members of the Compensation Committee must qualify as “non-employee directors” under Rule 16b-3 under the Exchange Act and “outside directors” under Section 162(m) of the Internal Revenue Code, in accordance with the Compensation Committee Charter. The Compensation Committee may delegate to a subcommittee of two or more directors the authority to make grants under our equity-based incentive plans to employees and consultants who are not executive officers or directors of our company.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive compensation, and discusses the role of executive officers and compensation consultants in determining executive officer and director compensation.

Nominating and Governance Committee. The Nominating and Governance Committee held six discrete meetings and one joint meeting with the Compensation Committee during fiscal 2007. The Nominating and Governance Committee currently performs the following functions, among others:

•      identifies individuals qualified to become members of the Board of Directors;

•      recommends the persons to be nominated for election as directors at the annual meeting of shareholders;

•      regularly reviews and advises the Board of Directors with respect to corporate governance principles and policies applicable to our company; and

•      oversees the annual evaluation of the director effectiveness.

The Nominating and Governance Committee is responsible for reviewing with the Board of Directors, on an annual basis, the appropriate skills and characteristics required of directors in the context of the current make-up of the Board of Directors and to set those forth in writing. This assessment includes issues of diversity, experience, judgment, ability and willingness to devote the necessary time, and familiarity with domestic and/or international markets, all in the context of an assessment of the perceived needs of our company. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board of Directors to fulfill its responsibilities. The Nominating and Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. In August 2007, the Nominating and Governance Committee retained the services of Spencer Stuart, an executive search firm, to assist in the process of identifying and evaluating director candidates. To date, neither the Nominating and Governance Committee nor any predecessor to the committee has rejected a director nominee from a shareholder or shareholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider nominees recommended by our shareholders if the nominee recommendations are submitted in writing to our Secretary at our headquarters in San Diego, California. The Nominating and Governance Committee will evaluate nominees recommended by our shareholders under the same criteria as other nominees.

Shareholder Value Committee. The Shareholder Value Committee held no meetings during fiscal 2007. The Shareholder Value Committee’s function was to evaluate and respond to any unsolicited third-party proposals to acquire the company and to advise the Board of Directors regarding any company-solicited transactions that were out of the ordinary course of business and designed to increase shareholder value. Upon the recommendation of the Nominating and Governance Committee, the Board of Directors decided to suspend operation of the Shareholder Value Committee in June 2007.

Strategy Committee. The Strategy Committee held two meetings during fiscal 2007. The Strategy Committee was formed in November 2006 to provide input to the Board of Directors and management in the development of our corporate strategy. Upon the recommendation of the Nominating and Governance Committee, the Board of Directors decided to suspend operation of the Strategy Committee in June 2007.

Director Compensation Table

The following table provides compensation information for the year ended July 1, 2007 for each non-employee member of our Board of Directors. See “Summary Compensation Table” for information related to the compensation of Mr. McClendon, who served as our Interim President and Chief Executive Officer from November 1, 2006 to August 8, 2007.

Name	Fees Earned or Paid in Cash	Option Awards (1)(2)	Total
Mark J. Barrenechea (3)	$42,750	$206,349	$249,099
Robert Degan	$44,500	$61,498	$105,998
William J. Miller	$44,500	$74,840	$119,340
Michael Norkus	$45,500	$61,498	$106,998

(1)    The amounts listed in this column represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2007 (for awards made both in and before fiscal 2007), disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 10 to the consolidated financial statements included in our annual report on Form 10-K for the year ended July 1, 2007.

(2)     Messrs. Barrenechea, Degan, Miller and Norkus were each granted 18,000 stock options on November 14, 2006, with a fair value of $57,096 calculated under SFAS No. 123(R). Mr. Barrenechea was granted 60,000 stock options on December 20, 2006 with a fair value of $166,728 calculated under SFAS No. 123(R). At fiscal year end, the aggregate number of shares subject to outstanding option awards for each director was as follows:  Mr. Barrenechea – 85,500; Mr. Degan – 155,000; Mr. Miller – 25,500; and Mr. Norkus – 58,500.

(3)     Mr. Barrenechea resigned from the Board of Directors effective June 9, 2007. The 85,500 option shares outstanding at July 1, 2007, as noted above, expired unexercised on September 9, 2007.

Overview of Non-Employee Director Compensation and Procedures

We compensate non-employee directors through a mix of cash and equity-based compensation. In November 2005, the Compensation Committee reviewed the level of director compensation in comparison to like companies and concluded that the level of director compensation was appropriate. Each non-employee director receives a quarterly retainer of $5,000, plus $2,500 for each meeting attended ($1,250 if held telephonically), plus reimbursement for expenses. The Chairman of the Board receives an additional $2,500 per quarter in addition to the non-employee director fee of $5,000 per quarter. However, Mr. McClendon did not receive a Chairman of the Board fee or other fees paid to non-employee directors while serving as our Interim President and Chief Executive Officer. Members of the Audit Committee and the Compensation Committee receive a retainer of $500 per quarter in lieu of a fee for committee meetings attended during a quarter and members of the Nominating and Governance Committee receive $500 for each committee meeting attended ($250 if held telephonically and no fee if held the same day as a board meeting). Before its suspension, members of the Shareholder Value Committee received $500 for each committee meeting attended (whether telephonically or in person), but such fees were not paid for committee meetings held in joint session with the full board. We also reimburse expenses incurred by non-employee directors to attend meetings.

In addition to the cash component of compensation, each non-employee director receives stock options. Under the company’s 2003 Equity Incentive Plan (2003 Plan), our methodology for options and other equity awards granted to non-employee directors is a formula-based methodology. Pursuant to the 2003 Plan, each non-employee director receives a ten-year nonqualified stock option to purchase 18,000 shares on the same date as our annual meeting of shareholders. These options are exercisable at fair market value on the date of grant and vest in equal monthly installments over a 12-month period, as measured from the grant date. If our shareholders approve the amendments to the 2003 Plan, the formula-based stock options will change from a ten-year non-qualified stock option to a six-year non-qualified stock option. On November 14, 2006, Messrs. Barrenechea, Degan, Miller and Norkus each received an annual option grant for 18,000 shares. Under the 2003 Plan, when a new non-employee director joins the board, such director will be awarded a new option for a number of shares determined by multiplying 1,500 by the number of months remaining until the next scheduled annual meeting date, giving credit for any partial month. Such option will vest at the rate of 1,500 shares per month and will be fully-vested at the next annual meeting date, at which time the director will receive the normal annual stock option grant.

In November 2006, the Compensation Committee engaged the consulting firm of Pearl Meyer & Partners (PM&P) to provide guidance on remuneration for Mr. Barrenechea, upon his assumption of the role of Chairman of the newly-formed Strategy Committee and Chairman of the Shareholder Value Committee. In addition to Mr. Barrenechea’s normal board duties, it was anticipated that these roles would require Mr. Barrenechea to commit one to two days a week for six months working with management, outside entities and the Board of Directors to evaluate our future strategic development, evaluate acquisitions, and consider opportunities for sale or merger of our company. Following their review of Mr. Barrenechea’s employment and compensation history and the PM&P 2006  Director Compensation Survey, specifically the data on Special Committee Compensation, PM&P recommended that Mr. Barrenechea be granted an additional equity award for these new roles. Accordingly, he was granted an option to purchase 60,000 shares on December 20, 2006. This option was immediately vested as to 10,000 shares (reflecting commencement of service as Chairman of the Strategy Committee and Chairman of the Shareholder Value Committee on November 1, 2006), with the remainder vesting at a rate of 10,000 shares on the first day of each month commencing January 1, 2007 through May 1, 2007 so long as Mr. Barrenechea was serving as the Chairman of the Strategy Committee and Chairman of the Shareholder Value Committee. Mr. Barrenechea resigned from our Board of Directors and all committees upon which he served on June 9, 2007. This option grant and the other options Mr. Barrenechea held at the time of his resignation expired unexercised.

Equity Ownership by the Board of Directors

Pursuant to stock ownership guidelines recommended by our Nominating and Governance Committee and  as approved by the Board of Directors, each director is expected to own at least 1,000 shares of our common stock during their term of service as a director, with new directors expected to acquire at least that number of shares within 90 days of commencement of service as a director.

Compensation Committee Interlocks and Insider Participation

Messrs. Barrenechea, McClendon, Miller and Norkus served on the Compensation Committee during all or portions of fiscal 2007. None of these directors have been employees or officers of our company, except Mr. McClendon who served as our Interim President and Chief Executive Officer from November 2006 to August 2007. Mr. McClendon also served as our President and Chief Executive Officer from October 1991 to March 2001 when he was named our Chairman of the Board and remained an executive officer and employee until June 2001.

No executive officer of our company (1) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our company’s compensation committee, (2) served as a director of another entity, one of whose executive officers served on our company’s compensation committee, or (3) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.

Shareholder Communications with the Board of Directors

We have adopted a formal process by which shareholders may communicate with our Board of Directors. Communications to the board must either be in writing and sent care of the Secretary by mail to our offices at 4820 Overland Avenue, San Diego, California 92123, or delivered via e-mail to secretary@overlandstorage.com. This centralized process will assist the Board of Directors in reviewing and responding to shareholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications (i) must be accompanied by a statement of the type and amount of the securities of our company that the person holds,  (ii) must identify any special interest, meaning an interest not in the capacity of a shareholder of our company, of the person submitting the communication, and (iii) the address, telephone number and e-mail address, if any, of the person submitting the communication. The Board of Directors has instructed the Secretary to forward it such correspondence; however, before forwarding any correspondence, the Board of Directors has also instructed the Secretary to review such correspondence and, in the Secretary’s discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based solely on copies of these reports provided to us and written representations that no other reports were required, we believe that these persons met all of the applicable Section 16(a) filing requirements during fiscal 2007, except one late Form 4 was filed for George Karabatsos to report the cancellation of his unvested restricted stock when his employment with our company terminated in August 2006.

Code of Business Conduct and Ethics

We have adopted the Overland Storage, Inc. Code of Business Conduct and Ethics, which applies to our directors, executive officers and employees. A copy of the Code of Business Conduct and Ethics is publicly available on our website at www.overlandstorage.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the code applying to our principal executive officer or our principal financial or accounting officer, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The names of our current executive officers, their ages as of October 10, 2007, and their positions are shown below. Biographical summaries of each of our executive officers who are not also members of our Board of Directors are included below.

Name	Age	Position Held
Vernon A. LoForti	54	President, Chief Executive Officer and Secretary
Robert Farkaly	61	Vice President of Worldwide Sales
W. Michael Gawarecki	59	Vice President of Operations
Kurt L. Kalbfleisch	41	Vice President of Finance and Interim Chief Financial Officer
Robert J. Scroop	59	Vice President of New Product Delivery

Vernon A. LoForti is a director. See “Proposal 1, Election of Directors” for a description of his business experience.

Robert Farkaly  has served as our Vice President of Worldwide Sales since April 2007. Mr. Farkaly joined us in June 2003 when we acquired Okapi Software, Inc. where he served as Chief Marketing Officer since June 2002. Since joining us, Mr. Farkaly has served as our Director of Product Marketing (June 2003 to August 2003), Sales Director for Disk Products (August 2003 to July 2005) and Director of Product Management (July 2005 to April 2007).

W. Michael Gawarecki has served as Vice President of Operations since joining us in July 1998. From October 1997 to June 1998, he was Vice President of Operations for SubMicron Systems Corporation, a supplier of equipment to the semiconductor industry. From February 1994 to September 1997, Mr. Gawarecki was Director of California Operations for Millipore Corporation, a supplier of purification products to the biopharmaceutical and semiconductor industries. From February 1993 to January 1994, he was Director of Advanced Manufacturing at Telectronics Pacing Systems, a medical device company.

Kurt L. Kalbfleisch has served as our Interim Chief Financial Officer since August 2007 and as our Vice President of Finance since July 2007. Mr. Kalbfleisch has been an employee of our company since December 1993 and has served in key management roles in our finance department during that time. Prior to joining our company, Mr. Kalbfleisch worked as a manufacturing budget analyst for McDonnell Douglas Corporation, a major aerospace manufacturer and defense contractor, from July 1989 to December 1993.

Robert J. Scroop joined us in February 1993 as our Vice President of Engineering. He currently serves as Vice President of New Product Delivery and has held that position since January 2007. Prior to that time, he served as our Vice President of Engineering (April 2005 to January 2007), Vice President and General Manager of our Automation Business Unit (July 2004 to April 2005), Vice President and General Manager of our Storage Resource Business Unit (August 2001 to July 2004) and Vice President of Engineering (February 1993 to August 2001). From April 1990 to February 1993, he was Vice President of Engineering of the Cipher Division of Archive Corporation, a computer storage company. From December 1985 to April 1990, he was a Director of Engineering at Cipher.

There were no arrangements or understandings between any officer and any other person pursuant to which such executive officer was or is to be selected as an executive officer. There are no family relationships between any executive officer, director or person nominated by the company to become a director or executive officer.

COMPENSATION DISCUSSION AND ANALYSIS

We have adopted a basic philosophy and practice of offering market competitive compensation that is designed to attract, retain and motivate a highly qualified executive management team. With respect to (i) each person who served as our principal executive officer or principal financial officer during fiscal 2007 (regardless of compensation level), (ii) the three most highly-compensated executive officers during fiscal 2007 who were serving as executive officers at the end of fiscal 2007 who did not serve as principal executive officer or principal financial officer, and (iii) one additional executive officer who would have been one of the three most highly-compensated executive officers during fiscal 2007 except that she was not serving as an executive officer at the end of fiscal 2007 (each of whom we refer to as a “named executive officer”), this Compensation Discussion and Analysis describes our compensation philosophy and objectives, the methodologies used for establishing the compensation programs for the named executive officers, and the policies and practices to administer such programs.

Compensation Philosophy and Objectives

The Compensation Committee, comprised entirely of independent directors, reviews and approves executive officer compensation and oversees the administration of our employee stock option plans and employee stock purchase plan. Our executive compensation programs have been designed to provide incentives for both short- and long-term performance.

The Compensation Committee’s policy on executive compensation is that compensation should:

•      be effective in attracting and retaining key executives critical to our success;

•      align the interests of the executives with the interests of our shareholders;

•      reflect our financial performance; and

•      reward executives for their individual performance.

In pursuit of these objectives, the Compensation Committee believes that the compensation packages provided to the named executive officers should include both cash and stock-based compensation, with an emphasis on pay for performance.

Methodologies for Establishing Compensation

Executive compensation generally includes base salary, bonuses based on our performance and the individual performance of the officers, and stock option and restricted stock awards. The Compensation Committee reviews the compensation packages of the named executive officers at least once annually, generally in November. In determining the appropriate compensation levels for our Chief Executive Officer, the Compensation Committee meets outside the presence of our executive officers and other employees. With respect to our other executive officers, our Chief Executive Officer reviews the performance of each executive officer with the Compensation Committee and makes recommendations.

The Compensation Committee evaluates executive performance with the goal of setting compensation levels competitive with companies in the computer peripherals industry of similar revenue, with adjustments for individual experience levels and performance. To help fulfill its responsibilities, the Compensation Committee periodically engages third-party executive compensation consultants to gather market data and to conduct reviews of our executive compensation program. In making decisions regarding salary levels for our named executive officers, the Compensation Committee used compensation consultants to advise only with respect to persons who served as our Chief Executive Officers during fiscal year 2007 (Messrs. LoForti, McClendon and Calisi). The current salary levels for Mr. Gawarecki and Mr. Scroop have not changed since fiscal 2005 and fiscal 2004, respectively. Mr. Kerman’s salary did not change after his employment with us in fiscal 2005.

In making changes to compensation levels (including stock option awards) in fiscal 2005 and fiscal 2004, the Compensation Committee relied on information provided by our human resources department personnel and their knowledge of local pay practices together with salary surveys such as the Radford Executive Survey. The Compensation Committee believes that the Radford Executive Survey provided an appropriate representation of the full range of competitive companies. The survey is widely recognized as one of the most authoritative and comprehensive sources for data on competitive total direct executive compensation packages. The data reported was gathered from more than 700 participating organizations nationwide. These companies were predominantly in technology-based industries and approximately half operated inside of California. In fiscal 2005 and fiscal 2004, the Compensation Committee targeted overall compensation for executive officers at approximately the 50th percentile of compensation paid to similar positions at comparable companies. Since fiscal 2005, the Compensation Committee has not revisited its previous assessment of the targeted overall compensation for our executive officers (other than our Chief Executive Officer as described below), and the salaries of our executive officers have generally been unchanged since that time.

In making the above-referenced compensation decisions in 2004 and 2005, we generally defined comparable companies as those with the following attributes:

•              Principal business is in the computer peripherals industry;

•              $200 million to $500 million in annual revenues;

•              200 to 400 employees; and

•              Headquartered or main operations in Southern California.

With new hires, the Compensation Committee took and takes into account past compensation history, any compensation forfeited by the new hire experienced in leaving such new hire’s immediately prior job, or any uniquely valuable skills the new hire might bring to us to enhance shareholder value. With internal promotions to executive officers, the Compensation Committee also takes into account past compensation history, the new levels of responsibility of the executive officer, and the importance of maintaining the continued employment of an individual with an established history of contributing to shareholder value and a thorough knowledge of our company.

To set the compensation level for Mr. McClendon (our former Interim President and Chief Executive Officer) the Compensation Committee considered the compensation levels of Christopher Calisi, the President and Chief Executive Officer immediately preceding Mr. McClendon, and engaged independent compensation specialists Pearl Meyer & Partners (PM&P). PM&P provided the Compensation Committee with current compensation data for the following selected peer group who generally approximated the attributes of a comparable company. These peer group companies were all in the “computer storage & peripherals” industry and had annual revenues between $100 million to $600 million and had a market capitalization of less than $1 billion. The peer group of companies were:

Adaptec, Inc.
Datalink Corporation
Dot Hill Systems Corporation
Hypercom Corporation
Innovex Inc.
Iomega Corporation
Key Tronic Corporation
MTI Technology Corporation
Novatel Wireless Inc.
Presstek, Inc.
Printronix Inc.
Simpletech Inc.
Synaptics Inc.

The Compensation Committee and PM&P compared the peer group compensation levels to the compensation levels of Mr. Calisi and determined that the remuneration of Mr. Calisi was within market median levels. A detailed explanation regarding the compensation methodology for Mr. Calisi can be found under his name in the section entitled “Compensation Actions Taken for Our Named Executive Officers.”

The Compensation Committee relied on the same report to set compensation for Mr. LoForti when Mr. LoForti was promoted to President and Chief Executive Officer in August 2007.

Until October 2006, the Compensation Committee had established quarterly cash bonus awards primarily based on our degree of achievement of the quarterly operating plan goals set each quarter by the Board of Directors (typically earnings per share) in consultation with management. If these goals were satisfied, management was eligible to receive bonuses based on success in achieving specific objectives established and assessed by the Compensation Committee. As discussed further below, the cash bonus program was suspended by the Compensation Committee in October 2006. The Compensation Committee periodically evaluates the merits of reinstating this program or another cash bonus program.

We also provide a portion of our executive compensation in the form of stock options that vest over time, which we believe can help to retain our executives and align their interests with those of our shareholders by allowing them to participate in the longer term success of our company.

In April 2006, the Compensation Committee retained the services of Watson Wyatt to conduct an Incentive Program Review. Specifically, the Compensation Committee asked Watson Wyatt to review the long-term incentive program and develop a strategy for managing compensation-share usage and to evaluate the executive short-term incentive plan to ensure it effectively motivates and rewards the senior executive team. After evaluating the program recommended by Watson Wyatt, the Compensation Committee decided not to implement it but may re-consider it in the future.

The compensation consultants retained by the Compensation Committee act as independent advisors to the Compensation Committee and they have no other consulting relationships with the company or its management.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

•      base salary;

•      quarterly cash bonuses based on our performance (program currently suspended as of October 2006);

•      stock option awards;

•      fringe benefits;

•      change-of-control agreements; and

•      severance benefits for qualifying terminations of employment.

We do not have a formal or informal policy for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee reviews market data, historical practices, salary history, and practices of comparable companies, provided by our human resources department personnel and/or outside third party consultants and determines what it believes to be the appropriate level and mix of the various compensation components.

Base Salary

The Compensation Committee approved no salary modifications for our executive officers during fiscal 2007 or fiscal 2006. Salary increases were suspended for all employees in fiscal 2006 for budgetary reasons. Because of our financial losses in fiscal 2006 and fiscal 2007, the Compensation Committee determined not to increase salaries for executive officers. Moreover, the Compensation Committee approved a voluntary reduction in salary for Mr. Calisi, our former President and Chief Executive Officer, in fiscal 2006, as further described below under “Compensation Actions Taken for Our Named Executive Officers.”

Executive Bonus Plan and Discretionary Bonuses

Until it was suspended by the Compensation Committee in October 2006 as part of a revised 2007 fiscal plan, our Chief Executive Officer and other executive officers participated in our executive bonus plan which was designed as a performance-based component of their compensation packages. The Compensation Committee tailored the bonus plan for each executive to be unique to such executive’s area of responsibility. Until it was suspended, the plan established by the Compensation Committee was evaluated on a quarterly basis and included two performance measurement points for each executive officer:

•                  our actual earnings per share (EPS) in comparison to the target approved by the Compensation Committee; and

•                  achievement of individual job performance goals and objectives.

No bonuses were paid under our executive bonus plan during fiscal 2006 or fiscal 2007 (through October 2006 when it was suspended) because the plan does not provide for bonus payments for quarters in which we sustain a net loss per share. Bonuses under the executive bonus plan were last earned during the first fiscal quarter of 2005.

The company has from time to time awarded (and could in the future award) discretionary bonuses for special contributions, such as creating a unique strategic opportunity for us. In fiscal 2006, some executive officers were paid a $10,000 discretionary bonus in recognition of new business awarded to us. No discretionary bonuses were paid in fiscal 2007. In July 2007, a retention bonus plan was approved for Mr. Kalbfleisch, our Vice President of Finance and Interim Chief Financial Officer. Under this arrangement, Mr. Kalbfleisch will earn cash bonuses of $10,000 each in October 2007, January 2008, April 2008 and July 2008, subject to his continued employment at those times.

Stock Options and Restricted Stock Awards

We believe that equity grants provide our executive officers with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executive officers and our shareholders. In addition, the vesting feature of our equity grants, generally over three years, serves to aid executive officer retention.

We have historically provided our executive officers with long-term incentives by awarding them stock options and, to a lesser extent, restricted stock awards. The exercise price of options awarded to executive officers is equal to the closing market price of our common stock on the date of award. The options have generally vested monthly over a three-year period for existing employees, and for new employees, one-third of the shares subject to option vest after the first year of employment and the remaining two-thirds vest monthly over the next 24 months. The options have had ten year terms, subject to continuing service, and have remained exercisable for between 30 days and three months after termination of service, or longer in the event service terminates due to death or disability. If our shareholders approve Proposal No. 2, future stock option grants under our 2003 Equity Incentive Plan will have maximum six year terms. An initial award of a stock option, restricted stock, or both, is made at the time an executive officer is hired. The Compensation Committee annually considers additional awards based on both company and individual performance. The Compensation Committee takes into account the executive officer’s position and level of responsibility, existing stock and unvested option holdings and the potential reward if the stock price appreciates in the public market and, to ensure that such person’s total compensation conforms to our overall compensation philosophy and objectives, all other components of the executive officer’s compensation. With respect to the timing of option grants, our current policy is to grant options only at regularly scheduled meetings of the Compensation Committee. However, if we are in a blackout period under our Insider Trading Policy at the time of the Compensation Committee meeting, our policy is for the options approved by the Compensation Committee at that meeting to be granted on the day which is the second business day following the end of the blackout period with an exercise price equal to the closing market price of our common stock on that day.

In August 2007, the Compensation Committee approved stock options for our executive officers. The Committee determined that it needed to make a one-time significant equity award to its executive officers and key employees as a retention tool, because (i) no salary increases had been made for Messrs. Gawarecki and Kerman since fiscal 2005 and for Mr. Scroop since fiscal 2004, (ii) all existing stock option awards had exercise prices in excess of our current share price, (iii) no bonuses had been awarded in fiscal 2007 and (iv) our financial performance had been weak during the last several years. These options vest monthly for one year and have a three year term. Following this special equity award program in August 2007, less than 212,000 option shares remained available for grant under the 2003 Equity Incentive Plan, the only equity plan available for the grant of equity awards. As a result of this low share reserve, the Compensation Committee and the Board of Directors approved in September 2007 an amendment and restatement of the 2003 Equity Incentive Plan to, among other things, increase the share reserve by 1,300,000 shares, subject to approval of our shareholders. The Compensation Committee and the Board of Directors also approved the cancellation of outstanding stock options held by our current executive officers and directors with an exercise price of $10.00 per share or more, subject to approval of our shareholders, and determined that the shares subject to such cancelled stock options will not become available for issuance under the 2003 Equity Incentive Plan. This has the effect of offsetting the increase in the share reserve by the 468,300 shares subject to the cancelled options. See “Proposal No. 2 - Approval of Amendment and Restatement of 2003 Equity Incentive Plan Including Cancellation of Certain Stock Options” above for more information concerning the share reserve of the 2003 Equity Incentive Plan and the cancellation of certain stock options held by our executive officers and directors.

All stock options granted to our executive officers, including our Chief Executive Officer, become immediately exercisable in the event of a merger, sale, liquidation or other change in control of our company. Restricted stock awards historically did not provide for accelerated vesting upon such events. There currently are no outstanding restricted stock awards.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, flexible spending accounts, long term care insurance, and a 401(k) plan. Executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees, with the exception of the flexible spending accounts which are not available to our executive officers since the company reimburses all out-of-pocket medical expenses as described below.

We provide executive officers with other personal benefits that are reasonable and consistent with our overall compensation program to enable us to attract and retain employees for key positions. For fiscal 2007, we provided the following personal benefits to our named executive officers, all of which benefits are fully paid for by us:  standard medical and dental insurance for employee and family; reimbursement of any out of pocket medical expenses for employee and family; executive supplemental term life insurance; executive long-term disability insurance; annual physicals; gym membership; and unlimited paid time off. As a result of our unlimited paid time off policy, vacation time is no longer accrued for executive officers.

The Compensation Committee periodically reviews the levels of perquisites and personal benefits provided to executive officers.

Change in Control Benefits

We have agreements with our executive officers that provide certain benefits in the event of a change in control of our company or in the event their employment is terminated without cause. We have provided detailed information about these benefits, along with estimates of their value under various circumstances in the sections entitled “Retention Agreements” and “Stock Options” under “Potential Payments Upon Termination or Change in Control” below.

The Compensation Committee has determined to provide for change in control benefits for company leadership because we recognize that, as is the case with many publicly-held corporations in the technology sector, the possibility of a change in control exists, and the uncertainty and questions which a potential change in control may raise among our executive officers could result in the departure or distraction of executive officers to the detriment of our company and our shareholders. Stock options and restricted stock awards held by executive officers generally vest in full upon a change of control (“single trigger”), while the remainder of benefits to be received by an executive officer upon a change of control generally requires a change of control followed by termination of the executive officer’s employment (“double trigger”). We believe single trigger treatment for equity awards is appropriate because: (i) it helps retain key employees during change in control discussions, especially more senior executive officers where equity represents a significant portion of their total pay package; (ii) it is difficult to replicate underlying performance goals, particularly for performance-contingent vesting; (iii) the company that made the original equity grant will no longer exist after a change in control and employees should not be required to have the fate of their outstanding equity tied to the new company’s future success; and (iv) it ensures that ongoing employees are treated the same as terminated employees with respect to outstanding equity awards. On the other hand, we believe a “double trigger” is appropriate for the remainder of benefits, particularly payments of cash, because it prevents an unintended windfall to executive officers in the event of a friendly change in control, while still providing them appropriate incentives to cooperate in negotiating any change in control in which they believe they may lose their employment. The Compensation Committee further believes that if a named executive officer remains employed by us following a change in control, but such officer experiences a defined set of adverse circumstances regarding such officer’s employment, then such officer should have the opportunity (during a two year period from the change in control) to elect to resign and receive the same severance benefits applicable as if such officer’s employment was severed by the company without cause.

Severance

We have an employment agreement with our current President and Chief Executive Officer, Mr. LoForti, which, as amended in September 2007, provides severance if we terminate his employment without cause or if he resigns for good reason. We also had a similar employment agreement with our former Chief Executive Officer, Mr. Calisi. These agreements with Messrs. Calisi and LoForti are further described below under “Compensation Actions Taken for Our Named Executive Officers.”

Severance, if any, for executive officers without employment agreements who are terminated by us “without cause” is determined by our Compensation Committee based upon (i) the reason for termination, (ii) the length of service to our company, and (iii) as recommended by our Chief Executive Officer.

The severance benefits paid to Mr. Calisi and Ms. Huff, each of whom separated from us in fiscal 2007, are described below under “Compensation Actions Taken for Our Named Executive Officers” and in the Summary Compensation Table.

Compensation Actions Taken for Our Named Executive Officers

Christopher Calisi. Mr. Calisi’s employment as our President and Chief Executive Officer ended effective November 1, 2006. Details regarding his post-termination compensation are set forth below following the discussion regarding his recent compensation history.

During fiscal 2005, the Compensation Committee retained a professional compensation consultant, J. Richard & Co., to assist it in developing an appropriate compensation package for Mr. Calisi. The compensation consultant and the Compensation Committee reviewed all components of Mr. Calisi’s compensation, including base salary, bonus, long-term incentive awards, accumulated realized and unrealized stock option gains, matching contributions under the company’s 401(k) plan and other benefits and perquisites provided to Mr. Calisi. The compensation consultant provided the Committee with comparable data from the Radford Technology Survey of Executive Compensation Practices and a peer group of 12 companies suggested by the Compensation Committee which included:  Adaptec, Inc., Advanced Digital Information, Brocade Communications, Crossroads Systems, EMC Corporation, Imation Corp., Iomega Corporation, Network Appliance, Quantum Corporation, Sandisk, Storage Technology, and SunGard Data Systems. The compensation consultant and the Compensation Committee also looked at comparable data removing Brocade Communications, EMC Corporation and Network Appliance from the initial peer group at the recommendation of the compensation consultant.

The final package consisted of an increase in Mr. Calisi’s base salary from $430,000 to $500,000 per year, which the Compensation Committee determined to be market compensation level for CEOs of the peer group. The Compensation Committee also determined to award Mr. Calisi a cash bonus of $21,500, which represented the prorated amount of the annual compensation increase for the period of November 2004, when his salary increase would normally have been effective, to the April 2005 effective date of the increase. No additional bonus award was granted to Mr. Calisi in connection with his performance for fiscal 2004. Additionally, the Compensation Committee recommended that the 2003 Equity Incentive Plan Committee grant to Mr. Calisi the following equity awards:

•                  an option to purchase up to 100,000 shares of common stock at an exercise price of $11.00 per share, which option was immediately vested as to 11,200 shares, with the remainder vesting at a rate of 2,775 shares per month from May 2005 through December 31, 2007;

•                  50,000 shares of restricted stock, vesting in installments of 16,667, 16,667 and 16,666 shares on the first day of calendar years 2006, 2007 and 2008, respectively; and

•                  50,000 shares of restricted stock, vesting as to 12,500, 12,500 and 25,000 shares, respectively, if the volume weighted daily average stock price for ten consecutive trading days reached $20, $25 and $30, respectively, on or before the first day of calendar 2008, subject to Mr. Calisi’s employment as Chief Executive Officer on such date(s).

The 2003 Equity Incentive Plan Committee was a subcommittee of the Compensation Committee composed of two directors, each of whom qualified as a “non-employee director” under Rule 16b-3 under the Exchange Act and an “outside director” under Section 162(m) of the Internal Revenue Code, which was established to administer the 2003 Equity Incentive Plan so that awards made under that plan would (i) be exempt from the short-swing trading restrictions of Section 16(b) of the Exchange Act, and (ii) qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Mr. Calisi’s award levels were based in part on the analysis and recommendations of the compensation consultant, and were intended to increase the retentive value of Mr. Calisi’s long-term incentive compensation rather than to reward past performance. Restricted shares were included in the package at the recommendation of the compensation consultant to reduce the dilution and increase the retentive value of the package. The Compensation Committee emphasized the long-term incentive nature of the restricted stock awards by providing that 50,000 restricted shares would vest only upon very substantial increases in share price during Mr. Calisi’s tenure as our Chief Executive Officer. The other 50,000 restricted shares vested at future points in time, thereby aligning the value that Mr. Calisi would have received from such award with his continued tenure at our company and with our future share price performance. The 2003 Equity Incentive Plan Committee followed the recommendations of the Compensation Committee and made the foregoing equity awards under the 2003 Equity Incentive Plan.

In fiscal 2006, the Compensation Committee amended the terms of Mr. Calisi’s employment agreement and retention agreement pursuant to a voluntary offer made by Mr. Calisi in November 2005. Although the Compensation Committee believed Mr. Calisi’s salary to be appropriate at the time, Mr. Calisi offered the salary reduction in the context of the losses sustained by the company in fiscal 2006. Pursuant to the amendments, Mr. Calisi’s gross annual base salary was reduced from $500,000 to $395,000 effective as of November 15, 2005, except that, solely for purposes of calculating severance payments under his employment agreement and retention agreement, Mr. Calisi’s salary would be deemed to be the greater of $500,000 or his then current salary as of the date of termination or a change in control, as applicable. The reduction in salary also reduced the annual bonus for which Mr. Calisi was eligible under his employment agreement and the retention agreement. Mr. Calisi’s compensation was not modified again before the termination of his employment agreement in November 2006.

In connection with the termination of Mr. Calisi’s employment agreement, the Compensation Committee considered a number of critical transitional issues for which Mr. Calisi had unique knowledge, including the transition of manufacturing services from our outsourced manufacturer back to us, and relationships with key distributors, suppliers and potential partners. The Compensation Committee also considered that any ill-will of Mr. Calisi and/or post-employment disputes would be a distraction to us at a critical juncture and could have a negative effect on retention of key commercial relationships. In order to retain Mr. Calisi’s transitional consulting services and achieve a prompt and full resolution of Mr. Calisi’s termination of employment, the Compensation Committee approved our entry into a separation agreement and a consulting agreement with Mr. Calisi. Under the terms of the consulting agreement, Mr. Calisi agreed to provide transitional consulting services to us for a period of six months. For his consulting services, Mr. Calisi was paid $20,833.33 per month during the term of the agreement. Under the terms of the separation agreement, we also agreed to (i) provide Mr. Calisi a lump sum payment of $500,000 in accordance with the provisions of his employment agreement, (ii) pay health benefit premiums on Mr. Calisi’s behalf for a period not to extend beyond one year, (iii) reimburse up to $10,000 of outplacement services for Mr. Calisi, which he did not utilize, and (iv) allow him to keep certain used office equipment. Mr. Calisi agreed to waive his post-separation exercise rights for his outstanding stock options, and he executed a general release of all claims against us. The Compensation Committee determined that the value and flexibility created by the waiver of exercisability of the options was greater than the value of the modest additional benefits beyond those provided in Mr. Calisi’s employment agreement.

Scott McClendon. In November 1, 2006, the board appointed Mr. McClendon as our Interim President and Chief Executive Officer, and Mr. McClendon served in this position until August 2007. The Compensation Committee approved a compensation package for Mr. McClendon that consisted of a monthly salary of $32,916.67. The base salary was equivalent to the base salary earned by Mr. Calisi at the time of his departure. Mr. McClendon also participated in our employee benefit plans. Mr. McClendon did not receive fees paid to our non-employee directors or the Chairman of the Board fee while serving as Interim President and Chief Executive Officer.

The Compensation Committee retained the services of PM&P to assist it in determining the appropriate compensation package for Mr. McClendon as described above under “Methodologies for Establishing Compensation.”  The final package consisted of a salary and stock option award which the Compensation Committee determined to be market compensation level for CEOs of similarly-situated companies as provided by PM&P.

In December 2006, Mr. McClendon received an option to purchase up to 75,000 shares of our common stock at the purchase price of $4.29 per share, the closing price of our common stock on the date of grant. The option was immediately vested as to 6,250 shares (reflecting the commencement of service as Interim President and Chief Executive Officer on November 1, 2006), with the remainder vesting at a rate of 6,250 shares on the first day of each month commencing January 1, 2007 through November 1, 2007, subject to Mr. McClendon’s continuing service to us.

Vernon A. LoForti. In connection with his appointment as President and Chief Executive Officer in August 2007, Mr. LoForti’s annual base salary was increased from $297,750 to $400,000. Prior to this increase, Mr. LoForti’s salary was last increased in November 2004 while he served as our Vice President and Chief Financial Officer. In determining Mr. LoForti’s current compensation, the Compensation Committee considered the compensation earned by Mr. Calisi and Mr. McClendon, each of whom previously served as President and Chief

Executive Officer, and reviewed all components of Mr. LoForti’s compensation, including base salary, bonus, long-term incentive awards, accumulated realized and unrealized stock option gains, matching contributions under the company’s 401(k) plan and other benefits and perquisites provided to Mr. LoForti. In August 2007, as part of the special grant of stock options described above under “Stock Options and Restricted Stock Awards,” Mr. LoForti was granted an option to purchase up to 250,000 shares of our common stock at the purchase price of $1.62 per share, the closing price of the company’s common stock on the date of grant.

We entered into an employment agreement with Mr. LoForti in December 2000 pursuant to which Mr. LoForti continued employment as our Vice President and Chief Financial Officer. The employment agreement was amended and restated in September 2007 to reflect Mr. LoForti’s promotion to President and Chief Executive Officer and his new salary. It was also amended to add severance provisions, as the severance provisions previously in effect under the agreement had expired on December 3, 2003. These severance provisions provide that if we terminate Mr. LoForti’s employment without cause, then we are obligated to pay him a severance payment equal to his base salary, payable on a pro-rated basis according to our normal payroll cycle for the 12 months following his termination. In addition, he is entitled to receive accelerated vesting for any stock options that would otherwise have vested during the 12-month period following his termination. He is also entitled to receive the cash severance payment if he resigns following any of the following events (good reason): (i) reduction in compensation of more than 10%; (ii) change in position or duties so that his duties are no longer consistent with his previous position; or (iii) change in principal place of work to more than 50 miles from our current facility without his approval. The payment of the severance benefits described above are conditioned on the execution by Mr. LoForti of a general release of all claims against us. The employment agreement has a one-year term, automatically renews for successive one-year terms unless one of the parties timely gives notice to terminate, and provides that our Board of Directors may unilaterally modify Mr. LoForti’s compensation at any time. Mr. LoForti did not receive any bonus or equity awards in fiscal 2007. Mr. LoForti is also party to a retention agreement with us, as described above under “Change in Control Benefits.”

W. Michael Gawarecki. Mr. Gawarecki is an at-will employee whose employment may be terminated by us for any reason, with or without notice. Mr. Gawarecki currently earns an annual salary of $246,500 and has earned this same salary since November 2004. Mr. Gawarecki did not receive any bonus or equity awards in fiscal 2007. In August 2007, as part of the special grant of stock options described above under “Stock Options and Restricted Stock Awards,” he received an option to purchase up to 100,000 shares of our common stock at the purchase price of $1.62 per share the closing price of the company’s common stock on the date of grant.

Christie Huff. Ms. Huff’s employment with us terminated in April 2007. At the time of termination, Ms. Huff earned an annual salary of $195,000 and was an at-will employee and could be terminated by us for any reason, with or without notice. We entered into a separation agreement with Ms. Huff under which we agreed to:  (i) provide Ms. Huff a lump sum payment of $97,500 equal to six months base salary; (ii) pay health benefit premiums on Ms. Huff’s behalf for a period not to extend beyond one year; and (iii) allow her to keep certain used office equipment. In exchange, Ms. Huff executed a general release of all claims against us.

Michael Kerman. Mr. Kerman’s employment with us terminated in October 2007. Mr. Kerman earned an annual salary of $225,000 per year and had earned this same salary since he was hired in August 2004. Mr. Kerman did not receive any bonus or equity awards in fiscal 2007. In August 2007, as part of the special grant of stock options described above under “Stock Options and Restricted Stock Awards,” he received an option to purchase up to 150,000 shares of the company’s common stock at the purchase price of $1.62 per share, the closing price of the company’s common stock on the date of grant. This stock option will expire on January 3, 2008.

Robert Scroop. Mr. Scroop is an at-will employee whose employment may be terminated by us for any reason, with or without notice. Mr. Scroop currently earns an annual salary of $220,500 per year and has earned this same salary since November 2003. Mr. Scroop did not receive any bonus or equity awards in fiscal 2007. On August 2007, as part of the special grant of stock options described above under “Stock Options and Restricted Stock Awards,” he received an option to purchase up to 75,000 shares of the company’s common stock at the purchase price of $1.62 per share, the closing price of the company’s common stock on the date of grant.

Tax Deductibility of Executive Compensation

The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the three other most highly compensated executive officers (excluding the principal financial officer) unless such compensation meets the requirements for “performance-based compensation.”  As the cash compensation we pay to each of our executives officers is expected to be below $1 million and the Compensation Committee believes that options and performance-vesting restricted stock awarded under the equity incentive plans to such officers will meet the requirements for qualifying as performance-based compensation, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executives fiscal 2007. It is the Compensation Committee’s policy to qualify to the extent reasonable executive officer compensation for deductibility under applicable tax law. However, the Compensation Committee may, from time to time, approve compensation to officers that may not be fully deductible.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the 2007 annual meeting of shareholders. This report is provided by the following committee members, all of whom are independent:

William J. Miller (Chairman)
Robert A. Degan
Michael Norkus

Summary Compensation Table

The following table contains information concerning the compensation received by our named executive officers in fiscal 2007.

Name and Principal Position	Year	Salary ($)		Option Awards ($) (1)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Vernon A. LoForti President, Chief Executive Officer and Secretary (3)	2007	297,750		—	—	25,958	323,708

Scott McClendon Former Interim President and Chief Executive Officer	2007	287,058	(4)	200,206	—	12,530	499,794

Christopher P. Calisi (5) Former President and Chief Executive Officer	2007	218,125	(5)	(158,144)	(247,299)	652,970	465,652

W. Michael Gawarecki Vice President of Operations	2007	275,643	(6)	—	—	24,882	300,525

Christie Huff (7) Former Vice President of Worldwide Marketing	2007	192,233	(7)	—	—	135,372	327,605

Michael S. Kerman (8) Former Vice President of Marketing and Chief Strategy Officer	2007	225,000		37,559	—	34,094	296,653

Robert J. Scroop Vice President of New Product Delivery	2007	220,500		—	—	21,563	242,063

(1)

Amounts listed in the “Option Awards” and “Stock Awards” columns represent the dollar amount we recognized for financial statement reporting purposes with respect to fiscal 2007, disregarding an estimate of forfeitures related to service-based vesting conditions, under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” or SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 10 to the consolidated financial statements included in our annual report on Form 10K for the year ended July 1, 2007.

(2)

Amounts listed in this column reflect (i) employer matching contributions that we made on behalf of our named executive officers under our 401(k) plan, (ii) premiums we paid on their behalf for term life and disability insurance, (iii) premiums we paid on their behalf for medical and dental insurance, and (iv) out-of-pocket medical expenses we paid on their behalf (including gym memberships). In the case of Mr. Calisi and Ms. Huff, amounts included also reflect severance paid, and in the case of Mr. Calisi, consulting fees paid in connection with his termination, and the value of certain used office equipment Mr. Calisi and Ms. Huff were permitted to retain upon their termination. The amounts we paid to the named executive officers in fiscal 2007 include the following:

Name	401k Match	Life/ Disability Insurance Premiums	Medical/ Dental Premiums	Out-of- Pocket Medical Expenses	Severance Payments	Consulting Fees Paid	Equipment	Total

Vernon A. LoForti	$8,245	$2,217	$13,447	$2,049	—	—	—	$25,958

Scott McClendon	$10,938	$1,182	$410	—	—	—	—	$12,530

Christopher P. Calisi	—	$1,183	$20,132	$6,255	$500,000	$125,000	$400	$652,970

W. Michael Gawarecki	$8,113	$1,834	$13,598	$1,337	—	—	—	$24,882

Christie Huff	$7,975	$1,209	$19,481	$8,957	$97,500	—	$250	$135,372

Michael S. Kerman	$7,788	$1,674	$19,410	$5,222	—	—	—	$34,094

Robert J. Scroop	$8,654	$1,641	$10,908	$360	—	—	—	$21,563

(3)

During the 2007 fiscal year, Mr. LoForti served as our Vice President, Chief Financial Officer and Secretary and was our principal financial officer. Mr. LoForti was promoted to President and Chief Executive Officer in August 2007. Mr. LoForti continues to serve as Secretary.

(4)

Mr. McClendon served as our Interim President and Chief Executive Officer from November 1, 2006 to August 8, 2007. While serving as an executive officer, Mr. McClendon was not paid non-employee director fees or his Chairman of the Board fees. Amounts included in the “Salary” column reflect non-employee director fees and Chairman of the Board fees of $25,750 in the aggregate paid to Mr. McClendon during the period of July 3, 2006 to October 31, 2006, and base salary of $261,308 paid to Mr. McClendon during the period of November 1, 2006 to July 1, 2007. Mr. McClendon currently serves as our Chairman of the Board.

(5)	Mr. Calisi’s employment with us ended on November 1, 2006. Amounts included in the “Salary” column reflect vacation payout in the amount of $84,433 in fiscal 2007.

(6)	Amounts included in the “Salary” column reflect vacation payout in the amount of $29,143 in fiscal 2007.

(7)	Ms. Huff’s employment with us ended on April 27, 2007. Amounts included in the “Salary” column reflect vacation payout in the amount of $30,983 in fiscal 2007.

(8)	Mr. Kerman’s employment with us ended on October 3, 2007.

Grants Of Plan-Based Awards

The following table contains information about plan-based awards granted to our named executive officers in fiscal 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
Scott McClendon	12/20/2006	75,000	$4.29	$209,332
Christopher P. Calisi	—	—	—	—
Vernon A. LoForti	—	—	—	—
W. Michael Gawarecki	—	—	—	—
Christie Huff	—	—	—	—
Michael S. Kerman	—	—	—	—
Robert J. Scroop	—	—	—	—

The option award listed above was granted to Mr. McClendon under our 2003 Equity Incentive Plan. The option was immediately vested as to 6,250 shares (reflecting Mr. McClendon’s commencement of service as Interim President and Chief Executive Officer on November 1, 2006), with the remainder vesting at a rate of 6,250 shares on the first day of each month commencing January 1, 2007 through November 1, 2007, subject to Mr. McClendon’s continuing service to our company. The option will fully vest upon a change in control as defined in our 2003 Equity Incentive Plan. The option has a ten-year life, subject to continuing service.

Outstanding Equity Awards At Fiscal Year-End

The following table provides information about the current holdings of stock options by our named executive officers at July 1, 2007. This table includes unexercised and unvested option awards. Each option award is shown separately for each named executive officer. Messrs. McClendon, LoForti, Gawarecki and Scroop have agreed to cancel those options set forth below with exercise prices of $10.00 per share or more if Proposal No. 2 described above is approved by our shareholders, and have agreed not to exercise any such options prior to the vote on Proposal No. 2.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date (1)
Scott McClendon	50,000		—	$6.60	7/2/2011
	11,000		—	14.75	1/20/2013
	18,000		—	19.33	11/17/2013
	18,000		—	14.29	11/15/2014
	18,000		—	8.51	11/15/2015
	50,000	(2)	25,000	4.29	12/20/2016

Christopher P. Calisi	—		—	—	—

Vernon A. LoForti	32,167		—	7.50	8/12/2007
	30,000		—	5.63	10/12/2009
	1,500		—	8.25	2/18/2010
	20,000		—	10.00	4/21/2010
	30,000		—	7.41	12/4/2010
	60,000		—	13.50	7/10/2012
	10,000		—	19.33	11/17/2013
	29,700	(3) (4)	—	14.29	11/15/2014

W. Michael Gawarecki	25,000		—	5.00	7/8/2008
	20,000		—	5.63	10/12/2009
	20,000		—	10.00	4/21/2010
	35,000		—	9.31	1/15/2011
	52,500		—	13.50	7/10/2012
	10,000		—	19.33	11/17/2013
	31,400	(3) (4)	—	14.29	11/15/2014

Christie Huff (7)	10,000		—	13.24	7/5/2014

Michael S. Kerman (8)	75,000	(3)(5)	—	13.18	8/30/2014
	18,056	(6)	6,944	10.86	4/28/2015

Robert J. Scroop	30,000		—	9.31	1/15/2011
	60,000		—	13.50	7/10/2012
	10,000		—	19.33	11/17/2013
	29,700	(3) (4)	—	14.29	11/15/2014

(1)	Each option expires ten years from the date of grant.

(2)

This option was immediately vested as to 6,250 shares (reflecting Mr. McClendon’s commencement of service as Interim President and Chief Executive Officer on November 1, 2006), with the remainder vesting at a rate of 6,250 shares on the first day of each month commencing January 1, 2007 through November 1, 2007.

(3)

In July 2005, the Board of Directors approved the accelerated vesting of all unvested stock options held by our executive officers and employees, with an exercise price at or above $12.00 per share. The stock option acceleration program did not apply to stock options held by our non-employee directors including Mr. McClendon who was not an employee at the time. In connection with the acceleration of vesting of options held by our executive officers, each executive officer agreed not to sell or transfer any shares subject to accelerated vesting until the original vesting date would have occurred based on the original vesting schedule (without giving effect to any future termination of service). The primary purpose of the accelerated vesting was to eliminate future stock-based compensation expense under SFAS No. 123(R). Except as disclosed in footnotes (4) and (5) of this table, all options accelerated in July 2005 have met the requirements of their original vesting date.

(4)	Under its original vesting schedule, this option vests on a monthly basis over a 36-month period beginning in December 2004 and ending in November 2007.

(5)

Under its original vesting schedule, one-third of the option vested on the first anniversary of the grant date. Following the first anniversary of the grant date, the option vested pro-rata on a monthly basis, becoming fully-vested on the third anniversary of the grant date in August 2007.

(6)	This option vests on a monthly basis over a 36-month period beginning in April 2005 and ending in April 2008.

(7)	Ms. Huff’s employment with us terminated in April 2007. Her option expired unexercised in July 2007.

(8)	Mr. Kerman’s employment with us terminated in October 2007. His options will expire in January 2008 if the vested portions are not exercised before that date.

Option Exercises And Stock Vested

None of our named executive officers exercised stock options or held restricted stock which vested during fiscal 2007.

Potential Payments Upon Termination Or Change-Of-Control

The information below reflects the potential payments and benefits each of our named executive officers could receive in the event of a termination of such person’s employment due to a change in control as defined below under “Retention Agreements” (other than Mr. Calisi and Ms. Huff, who separated from us before July 1, 2007 and whose actual severance payments are reflected in the Summary Compensation Table). Other than Mr. Calisi, no named executive officer had an agreement in place during fiscal 2007 which provided severance benefits for termination other than those related to a change of control. In calculating the quantitative disclosures in the table below, we assumed the triggering event for the receipt of payments and benefits upon termination or change in control took place at July 1, 2007. The amounts set forth in the table do not include payments and benefits which are extended by law or on a non-discriminatory basis to salaried employees generally on termination of employment.

Name	Salary	Bonus	Health and Other Insurance Benefits (1)	Additional Vested Options	Value of Additional Vested Options (2)	Other Compensation
Vernon A. LoForti (3)
Change in Control	—	—	—	—	—	—
Termination Following	$595,500	—	$11,251	—	—	—
Change in Control

Scott McClendon
Change in Control	—	—	—	25,000	$69,470	—
Termination Following	—	—	—	—	—	—
Change in Control

W. Michael Gawarecki
Change in Control	—	—	—	—	—	—
Termination Following	$246,500	—	$15,198	—	—	—
Change in Control

Michael Kerman (4)
Change in Control	—	—	—	6,944	$56,946	—
Termination Following	$225,000	—	$21,664	—	—	—
Change in Control

Robert J. Scroop
Change in Control	—	—	—	—	—	—
Termination Following	$220,500	—	$10,494	—	—	—
Change in Control

(1)	Represents estimated COBRA healthcare premiums paid for 12 months, using assumptions used for financial reporting purposes under generally accepted accounting principles.

(2)

Amounts listed in this column represent the dollar amount we would have recognized for financial statement reporting purposes if the options held by Mr. McClendon and Mr. Kerman vested in full on July 1, 2007, in accordance with SFAS No. 123(R). For a more detailed discussion on the valuation model and assumptions used to calculate the fair value of these awards, see Note 10 to the consolidated financial statements included in our annual report on Form 10K for the year ended July 1, 2007.

(3)

In connection with his promotion to President and Chief Executive Officer in August 2007, Mr. LoForti’s employment agreement was amended and restated to provide for severance benefits in the event he is terminated without cause or if he resigns for good reason, regardless of whether such events occur in the context of a change in control. See “Compensation Discussion and Analysis – Compensation Actions Taken for our Named Executive Officers” for more information about these severance benefits.

(4)	Mr. Kerman resigned in October 2007 and accordingly will not be entitled to any benefits upon a change in control.

Retention Agreements

We entered into retention agreements with Messrs. LoForti, Gawarecki and Scroop effective January 27, 2000, with Mr. Calisi effective March 12, 2001, with Mr. Kerman effective August 1, 2005 and with Ms. Huff effective September 14, 2005. These agreements provide that the executive officer will receive a lump sum severance payment if, within two years of the consummation of a change in control of our company, such executive officer is terminated without cause or resigns with good reason. These severance payments are based on the executive officer’s base salary at the time of the consummation of the change in control or the termination date, whatever is higher, plus such executive officer’s target bonus for the year before the consummation of the change in control. The agreements provide that, upon a change in control, Mr. LoForti would be entitled to receive an amount equal to 2.0 times his base salary, plus target bonus, and Messrs. Gawarecki and Scroop each would be entitled to an amount equal to their respective base salary, plus target bonus. Mr. Calisi, Ms. Huff and Mr. Kerman became ineligible for benefits under their retention agreement upon termination of employment. If any portion of any payment under the retention agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code. The agreements also provide that if the executive officer elects to continue insurance coverage as provided by the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), we will reimburse the executive the amount of the premiums incurred by the executive officer for 12 months following the termination date. The consideration payable to an executive officer under the agreements is contingent upon such executive officer signing a general release of claims against us.

In September 2007, we entered into amended and restated retention agreements with each of Messrs. Gawarecki, LoForti and Scroop. The amendments to the retention agreements primarily concerned (i) structuring the timing of severance payments under the retention agreements so that they will not be considered “deferred compensation” under Section 409A of the Internal Revenue Code, and (ii) updating the arbitration provisions and the form of general release to conform to recent legal developments under state and federal law. The amount and nature of the severance benefits under the retention agreements did not change.

Stock Option Agreements

All unvested stock options held by named executive officers will become fully-vested in the event of a merger, sale, liquidation or other change in control of the company. Any option granted with an exercise price at or above $12.00 per share became immediately exercisable on July 3, 2005 as a result of the stock option acceleration program described above under “Outstanding Equity Awards at Fiscal Year-End.”

Employee Benefit Plans

In addition to the other compensation plans described above, we maintain the following employee benefit plans, each of which is administered by the Compensation Committee, under which the named executive officers may participate or receive compensation. Only the 2003 Equity Incentive Plan (2003 Plan) and the 2006 Employee Stock Purchase Plan are currently active.

1995 Stock Option Plan. In October 1995, our shareholders approved our 1995 Stock Option Plan as amended (1995 Plan). A total of 1,000,000 shares of common stock were authorized for issuance under the 1995 Plan. The Board of Directors terminated the 1995 Plan effective upon shareholder approval of the 2003 Plan (the 2003 Plan Adoption Date). On the 2003 Plan Adoption Date, shares of common stock which remained available for issuance under the 1995 Plan were rolled into the reserve of shares available for new awards under the 2003 Plan, and any shares that are issuable upon exercise of options granted pursuant to the 1995 Plan that expire or become unexercisable for any reason without having been exercised in full after the 2003 Plan Adoption Date are also rolled into the reserve of shares available for new awards under the 2003 Plan. If the shareholders approve Proposal No. 2, then the shares subject to cancelled options described under “Cancellation of Certain Stock Options” will not become available for issuance under the 2003 Plan. The 1995 Plan provided that our non-employee directors, employees and consultants, and those of our majority-owned subsidiaries, were eligible to receive options exercisable into shares of common stock. The options granted under the 1995 Plan are exercisable at fair market value on the date of issuance, vest over a maximum of five years and have a term of ten years from the date of grant.

1997 Executive Stock Option Plan. In November 1997, our shareholders approved our 1997 Executive Stock Option Plan (the 1997 Plan). A total of 800,000 shares of common stock were authorized for issuance under the 1997 Plan. The Board of Directors terminated the 1997 Plan as to new grants effective upon the 2003 Plan Adoption Date. On the 2003 Plan Adoption Date, shares of common stock which remained available for issuance under the 1997 Plan were rolled into the reserve of shares available for new awards under the 2003 Plan, and any shares that are issuable upon exercise of options granted pursuant to the 1997 Plan that expire or become unexercisable for any reason without having been exercised in full after the 2003 Plan Adoption Date are also rolled into the reserve of shares available for new awards under the 2003 Plan. If the shareholders approve Proposal No. 2, then the shares subject to cancelled options described under “Cancellation of Certain Stock Options” will not become available for issuance under the 2003 Plan. Eligibility under the 1997 Plan was limited to our employees and the employees of our majority-owned subsidiaries. The options granted under our 1997 Plan are exercisable at fair market value on the date of issuance, vest over a maximum of five years and have a term of ten years from the date of grant.

2000 Stock Option Plan. In October 2000, our shareholders approved our 2000 Stock Option Plan (2000 Plan). In October 2001, our shareholders approved an amendment to our 2000 Plan to increase the number of shares of common stock available for issuance under the plan by an additional 1,000,000 shares to a total of 2,000,000 shares. The Board of Directors terminated the 2000 Plan effective upon the 2003 Plan Adoption Date. On the 2003 Plan Adoption Date, shares of common stock which remained available for issuance under the 2000 Plan were rolled into the pool of reserves available for new awards under the 2003 Plan. If the shareholders approve Proposal No. 2, then the shares subject to cancelled options described under “Cancellation of Certain Stock Options” will not become available for issuance under the 2003 Plan. Eligibility under our 2000 Plan included our employees and our related companies’ employees. non-employee directors and consultants. The options granted under the 2000 Plan are exercisable at fair market value on the date of issuance. may be granted subject to vesting schedules, and have a term of ten years from the date of grant.

2003 Equity Incentive Plan. See Proposal No. 2 above for a description of the 2003 Plan.

2006 Employee Stock Purchase Plan. In September 2006, the Board of Directors adopted the 2006 Employee Stock Purchase Plan (2006 ESPP) to provide an opportunity for our employees to purchase shares of our common stock and have an additional incentive to contribute to our prosperity. The 2006 ESPP replaced the 1996 Employee Stock Purchase Plan (1996 ESPP) which expired in January 2007. The first option period under the 2006 ESPP began in February 2007. The 2006 ESPP continues indefinitely with no expiration date. Our Compensation Committee administers the 2006 ESPP and sets option periods of up to 27 months, during which each participant is granted a purchase option. The purchase option allows the employee to purchase shares of common stock through payroll deductions accumulated during a particular option period. These option periods currently are set at six months. The purchase price will be determined as either (i) a percentage not less than 85%, subject to the Compensation Committee’s discretion (Designated Percentage) of the fair market value of the common stock on the last day of the offering period or (ii) the lower of (a) the Designated Percentage of the fair market value of the common stock on the first day of the offering period or (b) the Designated Percentage of the fair market value of the common stock on the last day of the offering period. The Compensation Committee has determined the purchase price to be 95% of the fair market value of the common stock on the last day of each offering period. Our 2006 ESPP limits the number of shares of stock that may be purchased to 1,500 shares in any option period and $25,000 in maximum fair market value in any calendar year. Regular full-time employees are eligible to participate in the 2006 ESPP. Participants may authorize payroll deductions for the 2006 ESPP of up to 15% of their compensation, including base, overtime, bonuses and commissions. The 2006 ESPP currently authorizes us to issue up to 500,000 shares of common stock. Our employees have purchased a total of 8,679 shares of common stock under the 2006 ESPP.

401(k) Plan. In February 1994, we adopted our On-Track 401(k) Savings Plan that covers all of our eligible employees who are at least 21 years old. Employees may elect to defer up to 60% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. However, our named executive officers qualify as “highly compensated” employees and may only elect to defer up to 8.5% of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to our 401(k) plan. The elective deferral contributions are fully vested and nonforfeitable at all times and are invested in accordance with the directions of the participants. Our 401(k) plan also has a “catch up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer an additional $5,000 per year. Our 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. During fiscal 2007, we matched 75% of the contributions on the first 6% of eligible compensation deferred by our 401(k) plan participants.

Equity Compensation Plan Information

As of September 18, 2007, there were 3,039,566 shares subject to issuance upon exercise of outstanding options under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $6.29, and with a weighted average remaining life of 4.26 years. As of September 18, 2007, there were 376,376 shares available for future issuance under the 2003 Plan, the only plan under which shares are available for future issuance.

The following table provides information about our equity compensation plans at July 1, 2007.

Plan Category	(a) Number of common shares to be issued upon exercise of outstanding options	(b) Weighted-average exercise price of outstanding options	(c) Number of common shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))

Equity compensation plans approved by our shareholders (1)	1,750,000	$11.03	1,630,000

Equity compensation plans not approved by our shareholders (2)	36,000	$7.09	0

Total	1,786,000	$10.63	1,630,000

(1)

The number of common shares remaining available for issuance under our equity compensation plans does not include the 500,000 shares of common stock subject to our 2006 Employee Stock Purchase Plan, which is not considered compensatory under applicable accounting standards.

(2)	Consists of our 2001 Supplemental Stock Option Plan.

REPORT OF THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The independent registered public accounting firm selected and appointed by the Audit Committee, is responsible for performing an independent audit of, and expressing opinions on, our consolidated financial statements and, when applicable, our internal control over financial reporting.

The Audit Committee is comprised solely of independent directors as defined in the listing standards of the Nasdaq Global Market. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent audit. The Audit Committee serves in a board-level oversight role where it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with the auditors and the experience of the Audit Committee’s members in business, financial and accounting matters. At each meeting of the Audit Committee, the Committee meets in executive session with the independent registered public accounting firm without management present and in separate individual sessions with our chief financial officer, our controller and other finance personnel. All services provided by the independent registered public accounting firm are pre-approved by the Audit Committee, and the Audit Committee reviews and approves the overall scope and plans for the annual audit.

Our management represented to the Audit Committee that our consolidated financial statements for fiscal year 2007 were prepared in accordance with generally accepted accounting principles applied on a consistent basis. The Audit Committee reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of our accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in our consolidated financial statements. The Audit Committee discussed with our independent registered public accounting firm other matters as are required to be discussed under the standards of the Public Company Accounting Oversight Board (United States), including the matters required by Statement of Auditing Standards No. 61, as amended, “Communication with Audit Committees.”  In addition, the Audit Committee has discussed with our independent registered public accounting firm such firm’s independence from management and our company and has received from the independent registered public accounting firm the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1. Based on the foregoing reviews and discussion, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended July 1, 2007.

The Audit Committee has again selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 29, 2008. We expect that a representative of PricewaterhouseCoopers LLP will attend the annual meeting, and the representative will have an opportunity to make a statement if the representative so desires. The representative will also be available to respond to appropriate questions from shareholders.

THE AUDIT COMMITTEE:

Robert A. Degan, Chairman
Michael Norkus

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since July 1, 2004 to which we have been a party, in which the amount involved exceeds $120,000 in any fiscal year and in which any of our directors, executive officers or holders of more than five percent of our stock had or will have a direct or indirect material interest. This does not include employment compensation or director compensation, which are described elsewhere in this proxy statement.

It is our policy that all related party transactions, as defined in Item 404 of Regulation S-K, must be subject to the review and approval of the Audit Committee, in accordance with Nasdaq Marketplace Rule 4350(h). This policy is set forth in writing in the Audit Committee Charter. When evaluating such transactions, the Audit Committee will generally focus on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arms-length basis from an unaffiliated third party.

Indemnification of Our Executive Officers and Directors

Our executive officers and directors are entitled to be indemnified under our articles of incorporation and bylaws to the fullest extent permitted under California law. We have also entered into indemnification agreements with each of our executive officers and directors.

Retention Agreements

In addition to the retention agreements referenced above under “Potential Payments Upon Termination or Change-of-Control,” we have also entered into retention agreements with Mr. Farkaly and Mr. Kalbfleisch in July 2007. These agreements provide that the executive officer will receive a severance payment if, within two years of the consummation of a change in control of our company, such executive officer is terminated without cause or resigns with good reason. These severance payments are based on the executive officer’s base salary at the time of the consummation of the change in control or the termination date, whichever is higher, plus such executive officer’s target bonus for the year before the consummation of the change in control. In the case of Mr. Farkaly, severance payments are based on his base salary at the time of the consummation of the change in control or the termination date, whichever is higher, plus his target commission for the year he is eligible to receive, before a change of control, in the event targeted revenue is achieved for the year. These agreements provide that, upon a change in control, each would be entitled to an amount equal to his respective base salary plus target bonus or target commission (in the case of Mr. Farkaly). If any portion of any payment under these agreements would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then that payment will be reduced to an amount that is one dollar less than the threshold for triggering the tax imposed by Section 4999 of the Internal Revenue Code.

In September 2007, we entered into amended and restated retention agreements with each of Messrs. Farkaly and Kalbfleisch. The amendments to the retention agreements primarily concerned (i) structuring the timing of severance payments under the retention agreements so that they will not be considered “deferred compensation” under Section 409A of the Internal Revenue Code, and (ii) updating the arbitration provisions and the form of general release to conform to recent legal developments under state and federal law. The amount and nature of the severance benefits under the retention agreements did not change.

Consulting Services Provided by Patricia Cavallini

Ms. Cavallini, a certified public accountant, is the spouse of W. Michael Gawarecki, a named executive officer of the company. Ms. Cavallini provides professional tax services to the company. During fiscal 2006, the company paid Ms. Cavallini $135,756 in fees. In fiscal 2007, the company paid Ms. Cavallini less than $53,000 in fees. Ms. Cavallini continues to provide services to the company.

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters are properly brought before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares that they represent in accordance with their judgment.

For further information about Overland Storage, Inc., please refer to our annual report on Form 10-K for the fiscal year ended July 1, 2007 which accompanies this proxy statement. Our annual report on Form 10-K was filed with the SEC on August 23, 2007 and is publicly available on our website at www.overlandstorage.com. You may also obtain a copy by sending a written request to Investor Relations, Overland Storage, Inc., 4820 Overland Avenue, San Diego, California  92123.

By order of the Board of Directors,

/s/ VERNON A. LoFORTI
VERNON A. LoFORTI
President, Chief Executive Officer and
Secretary

APPENDIX A

OVERLAND STORAGE, INC.

2003 EQUITY INCENTIVE PLAN

(AS ORIGINALLY ADOPTED EFFECTIVE NOVEMBER 17, 2003

AND AMENDED AND RESTATED EFFECTIVE NOVEMBER 13, 2007)

A-i

TABLE OF CONTENTS

ARTICLE 1	INTRODUCTION.
ARTICLE 2	ADMINISTRATION.
2.1	Committee Composition
2.2	Committee Authority
2.3	Committee for Non-Officer Grants
2.4	Scope of Discretion
2.5	Rules of Interpretation
2.6	Unfunded Plan
2.7	Limitation of Liability
2.8	Electronic Communications
ARTICLE 3	SHARES AVAILABLE FOR GRANTS.
3.1	Basic Limitation.
3.2	Dividend Equivalents.
3.3	Additional Shares.
3.4	Cancellation of Certain Options.
ARTICLE 4	ELIGIBILITY.
4.1	Incentive Stock Options
4.2	Other Grants
4.3	Section 162(m) Limitation.
ARTICLE 5	OPTIONS.
5.1	Stock Option Agreement
5.2	Number of Shares
5.3	Exercise Price
5.4	Exercisability and Term
5.5	Effect of Change in Control
5.6	Nonassignability of Options
5.7	Substitute Options
5.8	Limitation on ISOs
ARTICLE 6	PAYMENT FOR OPTION SHARES.
6.1	General Rule
6.2	Exercise/Sale
6.3	Other Forms of Payment
ARTICLE 7	AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.
7.1	Annual Grants
7.2	Initial Grants
7.3	Replenishment Grants
7.4	Accelerated Exercisability
7.5	Exercise Price
7.6	Term
ARTICLE 8	STOCK APPRECIATION RIGHTS.
8.1	SAR Agreement
8.2	Number of Shares
8.3	Exercise Price
8.4	Exercisability and Term
8.5	Effect of Change in Control
8.6	Exercise of SARs
8.7	Nonassignability of SARs
8.8	Substitute SARs
ARTICLE 9	RESTRICTED SHARES.

A-ii

9.1	Restricted Stock Agreement
9.2	Payment for Awards
9.3	Vesting Conditions
9.4	Voting and Dividend Rights
9.5	Nonassignability of Restricted Shares
9.6	Substitute Restricted Shares
ARTICLE 10	STOCK UNITS.
10.1	Stock Unit Agreement
10.2	Payment for Awards
10.3	Vesting Conditions
10.4	Voting and Dividend Rights
10.5	Form and Time of Settlement of Stock Units
10.6	Death of Recipient
10.7	Creditors’ Rights
10.8	Nonassignability of Stock Units
10.9	Substitute Stock Units
ARTICLE 11	PROTECTION AGAINST DILUTION.
11.1	Adjustments
11.2	Dissolution or Liquidation
11.3	Reorganizations
ARTICLE 12	DEFERRAL OF AWARDS.
ARTICLE 13	AWARDS UNDER OTHER PLANS.
ARTICLE 14	PAYMENT OF DIRECTORS’ FEES IN SECURITIES.
14.1	Effective Date
14.2	Elections to Receive NSOs, Restricted Shares or Stock Units
14.3	Number and Terms of NSOs, Restricted Shares or Stock Units
ARTICLE 15	LIMITATION ON RIGHTS.
15.1	Retention Rights
15.2	Shareholders’ Rights
15.3	Regulatory Requirements
15.4	Code Section 409A
ARTICLE 16	WITHHOLDING TAXES.
16.1	General
16.2	Share Withholding
ARTICLE 17	FUTURE OF THE PLAN.
17.1	Term of the Plan
17.2	Amendment or Termination
ARTICLE 18	LIMITATION ON PAYMENTS.
18.1	Scope of Limitation
18.2	Basic Rule
18.3	Reduction of Payments
18.4	Related Corporations
ARTICLE 19	DEFINITIONS.
ARTICLE 20	EXECUTION.

A-iii

Overland Storage, Inc.

2003 Equity Incentive Plan

ARTICLE 1                           INTRODUCTION.

The Board originally adopted the Plan effective as of the Effective Date.  The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by (a) encouraging Employees, Outside Directors and Consultants to focus on critical long-range objectives, (b) encouraging the attraction and retention of Employees, Outside Directors and Consultants with exceptional qualifications and (c) linking Employees, Outside Directors and Consultants directly to shareholder interests through increased stock ownership.  The Plan seeks to achieve this purpose by providing for Awards in the form of Restricted Shares, Stock Units, Options (which may constitute incentive stock options or nonstatutory stock options) or stock appreciation rights.

The Plan was previously amended effective as of November 15, 2004.  The Board adopted this amended and restated Plan on September 22, 2007 conditioned on and subject to shareholder approval, and it was approved by the Company’s shareholders on November 13, 2007 (the “2007 Restatement Date”).

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

ARTICLE 2                        ADMINISTRATION.

2.1                                 Committee Composition.  The Committee shall administer the Plan.  The Committee shall consist exclusively of two or more Directors of the Company, who shall be appointed by the Board.  In addition, the composition of the Committee shall satisfy:

(a)                                  Such requirements as the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act; and

(b)                                 Such requirements as the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under section 162(m)(4)(C) of the Code.

2.2                                 Committee Authority.  Subject to the specific provisions and limitations of the Plan, and Applicable Law, the Committee shall have the authority and power to (a) select the Employees, Outside Directors and Consultants who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements, performance conditions (if any) and their degree of satisfaction, and other features and conditions of such Awards, (c) correct any defect, supply any omission, and reconcile any inconsistency in the Plan or any Award agreement, (d) accelerate the vesting, or extend the post-termination exercise term, or waive restrictions, of Awards at any time and under such terms and conditions as it deems appropriate, (e) interpret the Plan and any Award agreements, and (f) make all other decisions relating to the operation of the Plan.  The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan.

2.3                                 Committee for Non-Officer Grants.  The Board may also appoint a secondary committee of the Board, which shall be composed of two or more Directors of the Company who need not satisfy the requirements of Section 2.1.  Such secondary committee may administer the Plan with respect to Employees and Consultants who are not Officers or Directors of the Company, may grant Awards under the Plan to such Employees and Consultants and may determine all features and conditions of such Awards.  Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee.

2.4                                 Scope of Discretion.  On all matters for which the Plan confers the authority, right or power on the Board, the Committee, or a secondary committee to make decisions, that body may make those decisions in its sole and absolute discretion.  Those decisions will be final, binding and conclusive.  In making its decisions, the Board, Committee or secondary committee need not treat all persons eligible to receive Awards, all Participants, or all Awards the same way.  Notwithstanding anything herein to the contrary, and except as provided in Section 17.2, the discretion of the Board, Committee or secondary committee is subject to the specific provisions and specific limitations of the Plan, as well as all rights conferred on specific Participants by Award agreements and other agreements entered into pursuant to the Plan.

2.5                                 Rules of Interpretation.  Any reference to a “Section” or “Article,” without more, is to a Section or Article of the Plan.  Captions and titles are used for convenience in the Plan and shall not, by themselves, determine the meaning of the Plan.  Except when otherwise indicated by the context, the singular includes the plural and vice versa.  Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute.  Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the Effective Date and including any successor provisions.

2.6                                 Unfunded Plan.  The Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience.  The Company shall not be required to segregate any assets on account of the Plan, the grant of Awards, or the issuance of Common Shares.  The Company and the Committee shall not be deemed to be a trustee of stock or cash to be awarded under the Plan.  Any obligations of the Company to any Participant shall be based solely upon contracts entered into under the Plan.  No such obligations shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company.  Neither the Company nor the Committee shall be required to give any security or bond for the performance of any such obligations.

2.7                                 Limitation of Liability.  The Company (or members of the Board, Committee or secondary committee) shall not be liable to a Participant or other persons as to: (i) the non-issuance or sale of Common Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Common Shares hereunder; and (ii) any unexpected or adverse tax consequence realized by any Participant or other person due to the grant, receipt, exercise or settlement of any Award granted hereunder.

2.8                                 Electronic Communications.  Subject to compliance with Applicable Law and/or regulations, an Award agreement or other documentation or notices relating to the Plan and/or Awards may be communicated to Participants by electronic media.

ARTICLE 3                        SHARES AVAILABLE FOR GRANTS.

3.1                                 Basic Limitation.  Common Shares issued pursuant to the Plan shall be authorized but unissued shares.  The number of Common Shares reserved for issuance over the term of the Plan shall not exceed 5,559,527 Common Shares.  Such reserve shall consist of (i) the number of Common Shares available for issuance, as of the Effective Date, under the Prior Plans, plus (ii) those Common Shares issued under the Prior Plans that are forfeited or repurchased at original cost by the Company after the Effective Date, or that are issuable upon exercise of options granted pursuant to the Prior Plans that expire or become unexercisable for any reason without having been exercised in full after the Effective Date other than Prior Plan options cancelled pursuant to Section 3.4, plus (iii) an additional increase of 400,000 Common Shares approved by the Company’s shareholders on the Effective Date plus (iv) an additional increase of 1,000,000 Common Shares approved by the Company’s shareholders on November 15, 2004, plus (v) an additional increase of 1,300,000 Common Shares approved by the Company’s shareholders on or about November 13, 2007, minus the number of Common Shares corresponding to those Options cancelled pursuant to Section 3.4 that were originally issued under the Plan.  Subject to Section 3.3, any Common Shares to which Options or SARs pertain shall be counted against the reserve as one (1) Common Share for every one (1) Common Share subject to such Awards.  Subject to Section 3.3 and Article 13, any Common Shares to which Restricted Shares or Stock Units pertain shall be counted against the reserve as two (2) Common Shares for every one (1) Common Share subject to such Awards.  The maximum aggregate number of Common Shares that may be issued under the Plan through ISOs is 5,559,527.  The limitations of this Section 3.1 shall be subject to adjustment pursuant to Article 11.  The number of Common Shares that are subject to Awards outstanding at any time under the Plan shall not exceed the number of Common Shares which then remain available for issuance under the Plan.  The Company, during the term of the Plan, shall at all times reserve and keep available sufficient shares to satisfy the requirements of the Plan.

3.2                                 Dividend Equivalents.  Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Common Shares available for Awards.

3.3                                 Additional Shares.  If Common Shares issued upon the exercise of Options are forfeited, then such Common Shares shall again become available for Awards under the Plan.  If Restricted Shares are forfeited, then such Common Shares (multiplied by 2) shall again become available for Awards under the Plan.  Except as otherwise set forth in Section 3.4, if Options or SARs are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares shall again become available for Awards under the Plan.  Subject to Article 13, if Stock Units are forfeited or terminate for any other reason before being exercised, then the corresponding Common Shares (multiplied by 2 to the extent the reserve under Section 3.1 was depleted on a 2-for-1 basis with respect to such Stock Units) shall again become available for Awards under the Plan.  Subject to Article 13, if Stock Units are settled, then only the number of Common Shares (if any) actually issued in settlement of such Stock Units (multiplied by 2 to the extent the reserve under Section 3.1 was depleted on a 2-for-1 basis with respect to such Stock Units) shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan.  If SARs are exercised, then only the number of Common Shares (if any) actually issued in settlement of such SARs shall reduce the number available under Section 3.1 and the balance shall again become available for Awards under the Plan.  The foregoing notwithstanding, the aggregate number of Common Shares that may be issued under the Plan upon the exercise of ISOs shall not be increased when Restricted Shares or other Common Shares are forfeited.  The provisions of this Section 3.3 shall be subject to adjustment pursuant to Article 11.

3.4                                 Cancellation of Certain Options.  If the Company’s shareholders’ approve this amended and restated Plan, then such approval shall also constitute the requisite Company shareholder approval required under Section 17.2 and the rules of the NASDAQ Stock Market for purposes of cancelling the Options described on Exhibit A.  Any and all Common Shares underlying the Options cancelled under this Section 3.4 shall not again become available for Awards under the Plan.

ARTICLE 4                        ELIGIBILITY.

4.1                                 Incentive Stock Options.  Only Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs.

4.2                                 Other Grants.  Employees, Outside Directors and Consultants, including prospective Employees, Directors and Consultants conditioned on the beginning of their Service, shall be eligible for the grant of Restricted Shares, Stock Units, NSOs or SARs.

4.3                                 Section 162(m) Limitation.

(a)                                  Options And SARs.  Subject to the provisions of this section 4.3, for so long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code:  (i) no Employee may be granted one or more SARs and Options within any fiscal year of the Company under the Plan to purchase more than 400,000 Common Shares under Options or to receive compensation calculated with reference to more than that number of Common Shares under SARs, subject to adjustment pursuant to Article 11.  If an Option or SAR is cancelled without being exercised, that cancelled Option or SAR shall continue to be counted against the limit on Awards that may be granted to any individual under this Section 4.3.

(b)                                 Cash Awards And Stock Awards.  Any Award intended as “qualified performance-based compensation” within the meaning of section 162(m) of the Code must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions.  The

Committee shall have the discretion to determine the time and manner of compliance with section 162(m) of the Code.

ARTICLE 5                        OPTIONS.

5.1                                 Stock Option Agreement.  Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company.  Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The Stock Option Agreement shall specify whether the Option is an ISO or an NSO.  The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.  Options may be granted in consideration of a reduction in the Optionee’s other compensation.

5.2                                 Number of Shares.  Each Stock Option Agreement shall specify the number of Common Shares subject to the Option and shall provide for the adjustment of such number in accordance with Article 11.

5.3                                 Exercise Price.  Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than 100% of the Fair Market Value of a Common Share on the date of grant (and shall not be less than 110% of the Fair Market Value for an ISO granted to a Ten Percent Shareholder).

5.4                                 Exercisability and Term.  Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable.  The Stock Option Agreement shall also specify the term of the Option; provided that the term of an ISO shall in no event exceed 10 years from the date of grant (and shall not exceed 5 years from the date of grant for a Ten Percent Shareholder).  Notwithstanding any provision in the Plan or any Award agreement to the contrary, the maximum term of an Option (including ISOs and those Options awarded under Article 7) granted on or after the 2007 Restatement Date shall not exceed 6 years from the date of grant.  If an Optionee changes status from an Employee to a Consultant or Outside Director, that Optionee’s ISOs become NSOs if not exercised within the three-month period beginning with the Optionee’s termination of Service as an Employee for any reason other than the Optionee’s death or disability (as defined in Section 22(e) of the Code).  An ISO shall be treated as an NSO if it remains exercisable after, and is not exercised within, the three-month period described above.  If an Optionee’s Service terminates due to disability, any ISO held by such Optionee shall be treated as an NSO if it remains exercisable after, and is not exercised within, one year after termination of the Optionee’s Service.  A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.  Options may be awarded in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.  No Option granted to an individual who is subject to the overtime pay provisions of the Fair Labor Standards Act may be exercised before the expiration of six months after the Grant Date.

5.5                                 Effect of Change in Control.  The Committee may determine, at the time of granting an Option or thereafter, that such Option shall become exercisable as to all or part of the Common Shares subject to such Option in the event that a Change in Control occurs with respect to the Company or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control.  In addition, acceleration of exercisability may be required under Section 11.3.

5.6                                 Nonassignability of Options.  Except as determined by the Committee, no Option shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.  However, Options may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Participant.  No rights under an ISO may be transferred by the Participant, other than to a trust where under section 671 of the Code and other Applicable Law the Participant is considered the sole beneficial owner of the Option while it is held in trust, or by will or the laws of descent and distribution.  The Company’s compliance with a Domestic Relations Order, or the exercise of an ISO by a guardian or conservator appointed to act for the Participant, shall not violate this Section 5.6.

5.7                                 Substitute Options.  The Board may cause the Company to grant Substitute Options in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity

(including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity.  Any such substitution shall be effective on the effective date of the acquisition.  Substitute Options may be NSOs or ISOs.  Unless and to the extent specified otherwise by the Board, Substitute Options shall have the same terms and conditions as the options they replace, except that (subject to the provisions of Article 11) Substitute Options shall be Options to purchase Common Shares rather than equity securities of the granting entity and shall have an Exercise Price adjusted appropriately, as determined by the Board.

5.8                                 Limitation on ISOs.  Options intended to be ISOs that are granted to any single Optionee under all incentive stock option plans of the Company and its Parents or Subsidiaries, including ISOs granted under the Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year.  For this purpose, an Option vests with respect to a given Common Share the first time its holder may purchase that Common Share, notwithstanding any right of the Company to repurchase that Common Share.  Unless the administrator of that option plan specifies otherwise in the related agreement governing the option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be ISOs as NSOs.  The stock options or portions of stock options to be reclassified as NSOs are those with the highest option prices, whether granted under the Plan or any other equity compensation plan of the Company or any Parent, Subsidiary or Affiliate that permits that treatment.  This Section 5.8 shall not cause an ISO to vest before its original vesting date or cause an ISO that has already vested to cease to be vested.

ARTICLE 6                        PAYMENT FOR OPTION SHARES.

6.1                                 General Rule.  The entire Exercise Price of Common Shares issued upon exercise of Options shall be payable in cash or cash equivalents denominated in U.S. dollars (except as specified by the Committee for non-U.S. Employees or non-U.S. sub-plans) at the time when such Common Shares are purchased, except as follows:

(a)                                  In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement.  The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.

(b)                                 In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.

6.2                                 Exercise/Sale.  To the extent that this Section 6.2 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid by delivering (on a form prescribed by the Company) an irrevocable direction to a securities broker approved by the Company to sell all or part of the Common Shares being purchased under the Plan and to deliver all or part of the sales proceeds to the Company; provided that to the extent the Company would be deemed to extend or arrange for the extension of credit in the form of a personal loan to an Optionee under the foregoing procedure, no Officer or Director may use the foregoing procedure to pay the Exercise Price.

6.3                                 Other Forms of Payment.  To the extent that this Section 6.3 is applicable, all or any part of the Exercise Price and any withholding taxes may be paid in any other form that is consistent with Applicable Law, regulations and rules.

ARTICLE 7                        AUTOMATIC OPTION GRANTS TO OUTSIDE DIRECTORS.

7.1                                 Annual Grants.  Upon the conclusion of each regular annual meeting of the Company’s shareholders held in the year 2003 or thereafter, each Outside Director who will continue serving as a member of the Board thereafter shall receive an NSO covering 18,000 Common Shares, except that such NSO shall not be granted in a calendar year in which the same Outside Director holds a nonqualified stock option issued with respect to Board Service under a Prior Plan which is not fully vested upon the date of such annual meeting.  NSOs granted under this Section 7.1 shall become exercisable in twelve (12) equal monthly installments over the twelve-month period commencing on the first monthly anniversary of the date of grant, with the last vesting date being the first annual anniversary of the date of grant, subject to continuing Service.  An Outside Director who previously was an Employee shall be eligible to receive grants under this Section 7.1.

7.2                                 Initial Grants.  Each Outside Director who first becomes a member of the Board after the Effective Date shall receive a one-time grant of an NSO covering the number of Common Shares determined by multiplying 1,500 by the whole number of months remaining until the next regular annual meeting of the Company’s shareholders, giving credit for any partial month.  Such NSO shall be granted on the date when such Outside Director first joins the Board and shall become exercisable in equal monthly installments commencing on the first monthly anniversary of the date of grant and ending on the date of such next annual meeting, with the last vesting date being the date of such next annual meeting, subject to continuing Service.  An Outside Director who previously was an Employee shall be eligible to receive a grant under this Section 7.2.

7.3                                 Replenishment Grants.  Each Outside Director who currently holds any nonqualified stock option issued with respect to Board Service under a Prior Plan which was not fully vested upon the date of a regular annual meeting of the Company’s shareholders held in the year 2003 or thereafter, shall upon the date that all such nonqualified options become fully vested, receive a one-time grant of an NSO covering the number of Common Shares determined by multiplying 1,500 by the whole number of months remaining until the next regular annual meeting of the Company’s shareholders, giving credit for any partial month.  Such NSO shall become exercisable in equal monthly installments commencing on the first monthly anniversary of the date of grant and ending on the date of such next annual meeting, with the last vesting date being the date of such next annual meeting, subject to continuing Service.  An Outside Director who previously was an Employee shall be eligible to receive a grant under this Section 7.3.

7.4                                 Accelerated Exercisability.  All NSOs granted to an Outside Director under this Article 7 shall also become exercisable in full in the event that:

(a)                                  Such Outside Director’s Service terminates because of death or total and permanent disability; or

(b)                                 The Company is subject to a Change in Control before such Outside Director’s Service terminates.

Acceleration of exercisability may also be required by Section 11.3.

7.5                                 Exercise Price.  The Exercise Price under all NSOs granted to an Outside Director under this Article 7 shall be equal to 100% of the Fair Market Value of a Common Share on the date of grant, payable in one of the forms described in Sections 6.1, 6.2 and 6.3.

7.6                                 Term.  All NSOs granted to an Outside Director under this Article 7 shall terminate on the earliest of (a) the 10th anniversary of the date of grant for NSOs granted prior to the 2007 Restatement Date, and the 6th anniversary for NSOs granted on or after the 2007 Restatement Date, (b) the date three (3) months after the termination of such Outside Director’s Service for any reason other than death or total and permanent disability or (c) the date twelve (12) months after the termination of such Outside Director’s Service because of death or total and permanent disability.

ARTICLE 8                        STOCK APPRECIATION RIGHTS.

8.1                                 SAR Agreement.  Each grant of an SAR under the Plan shall be evidenced by an SAR Agreement between the Optionee and the Company.  Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various SAR Agreements entered into under the Plan need not be identical.  SARs may be granted in consideration of a reduction in the Optionee’s other compensation.

8.2                                 Number of Shares.  Each SAR Agreement shall specify the number of Common Shares to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 11.

8.3                                 Exercise Price.  Each SAR Agreement shall specify the Exercise Price.  An SAR Agreement may specify an Exercise Price that varies in accordance with a predetermined formula while the SAR is outstanding.

8.4                                 Exercisability and Term.  Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable.  The SAR Agreement shall also specify the term of the SAR.  Notwithstanding any provision in the Plan or any Award agreement to the contrary, the maximum term of a SAR granted on or after the 2007 Restatement Date shall not exceed 6 years from the date of grant.  The grant or vesting of an SAR may be made contingent on the achievement of performance conditions.  An SAR Agreement may provide for accelerated exercisability in the event of the Optionee’s death, disability or retirement or other events and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service.  SARs may be awarded in combination with Options, and such an Award may provide that the SARs will not be exercisable unless the related Options are forfeited.  An SAR may be included in an ISO only at the time of grant but may be included in an NSO at the time of grant or thereafter.  An SAR granted under the Plan may provide that it will be exercisable only in the event of a Change in Control.

8.5                                 Effect of Change in Control.  The Committee may determine, at the time of granting an SAR or thereafter, that such SAR shall become fully exercisable as to all Common Shares subject to such SAR in the event that the Company is subject to a Change in Control or in the event that the Optionee is subject to an Involuntary Termination after a Change in Control.  In addition, acceleration of exercisability may be required under Section 11.3.

8.6                                 Exercise of SARs.  Upon exercise of an SAR, the Optionee (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) Common Shares, (b) cash or (c) a combination of Common Shares and cash, as the Committee shall determine, over the period or periods set forth in the SAR Agreement.  An SAR Agreement may place limits on the amount that may be paid over any specified period or periods upon the exercise of an SAR, on an aggregate basis or as to any Participant.  The amount of cash and/or the Fair Market Value of Common Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the Common Shares subject to the SARs exceeds the Exercise Price.  If, on the date when an SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion.

8.7                                 Nonassignability of SARs.  Except as determined by the Committee, no SAR shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.  However, SARs may be transferred and exercised in accordance with a Domestic Relations Order and may be exercised by a guardian or conservator appointed to act for the Participant.

8.8                                 Substitute SARs.  The Board may cause the Company to grant Substitute SARs in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger, tender offer, or other similar transaction) or of all or a portion of the assets of any entity.  Any such substitution shall be effective on the effective date of the acquisition.  Unless and to the extent specified otherwise by the Board, Substitute SARs shall have the same terms and conditions as the SARs they replace, except that (subject to the provisions of Article 11) Substitute SARs shall be exercisable with respect to the Fair Market Value of Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect that substitution.

ARTICLE 9                        RESTRICTED SHARES.

9.1                                 Restricted Stock Agreement.  Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Stock Agreement between the recipient and the Company.  Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Restricted Stock Agreements entered into under the Plan need not be identical.

9.2                                 Payment for Awards.  Subject to the following sentence, Restricted Shares may be sold or awarded under the Plan for such consideration as the Committee may determine, including (without limitation)

cash, cash equivalents, labor done, services actually rendered to the Company or for its benefit or in its reorganization, debts or securities cancelled, tangible or intangible property actually received either by the Company or a wholly-owned subsidiary, and promissory notes (provided the recipient is an Employee who is not a Director or Officer at the time of grant).  All cash and cash equivalents shall be dominated in U.S. dollars except as specified by the Committee for non-U.S. Employees or non-U.S. sub-plans.

9.3                                 Vesting Conditions.  Each Award of Restricted Shares may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Agreement.  The Committee may include among such conditions the achievement of Objectively Determinable Performance Conditions.  In no event shall the number of Restricted Shares which are subject to performance-based vesting conditions and which are granted to any one Participant in any single fiscal year of the Company exceed 100,000, subject to adjustment in accordance with Article 11.  A Restricted Stock Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.  The Committee may determine, at the time of granting Restricted Shares or thereafter, that all or part of such Restricted Shares shall become vested in the event that a Change in Control occurs with respect to the Company or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.

9.4                                 Voting and Dividend Rights.  The holders of Restricted Shares awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders.  A Restricted Stock Agreement, however, may require that the holders of Restricted Shares invest any cash dividends received in additional Restricted Shares.  Such additional Restricted Shares shall be subject to the same conditions and restrictions as the Award with respect to which the dividends were paid.

9.5                                 Nonassignability of Restricted Shares.  Except as determined by the Committee, no Restricted Shares shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution until such time as the Restricted Shares have vested.  Notwithstanding anything to the contrary herein, Restricted Shares may be transferred and exercised in accordance with a Domestic Relations Order.

9.6                                 Substitute Restricted Shares.  The Board may cause the Company to grant Substitute Restricted Shares in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity.  Unless and to the extent specified otherwise by the Board, Substitute Restricted Shares shall have the same terms and conditions as the restricted shares they replace, except that (subject to the provisions of Article 11) Substitute Restricted Shares shall be Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect the substitution.  Any such Substituted Restricted Shares shall be granted effective on the effective date of the acquisition.

ARTICLE 10                 STOCK UNITS.

10.1                           Stock Unit Agreement.  Each grant of Stock Units under the Plan shall be evidenced by a Stock Unit Agreement between the recipient and the Company.  Such Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan.  The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical.  Stock Units may be granted in consideration of a reduction in the recipient’s other compensation.

10.2                           Payment for Awards.  To the extent that an Award is granted in the form of Stock Units, no cash consideration shall be required of the Award recipients.

10.3                           Vesting Conditions.  Each Award of Stock Units may or may not be subject to vesting.  Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Stock Unit Agreement.  The Committee may include among such conditions the achievement of Objectively Determinable Performance Conditions.  In no event shall the number of Stock Units which are subject to performance-based vesting conditions and which are granted to any one Participant in any single fiscal year of the Company exceed 100,000, subject to adjustment in accordance with Article 11.  A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events.  The Committee may determine, at the time of granting Stock Units or thereafter, that all or part of such Stock Units shall become vested in the event that the Company is subject to a Change in Control or in the event that the Participant is subject to an Involuntary Termination after a Change in Control.  In addition, acceleration of vesting may be required under Section 11.3.

10.4                           Voting and Dividend Rights.  The holders of Stock Units shall have no voting rights.  Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents.  Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Common Share while the Stock Unit is outstanding.  Dividend equivalents may be converted into additional Stock Units.  Settlement of dividend equivalents may be made in the form of cash, in the form of Common Shares, or in a combination of both, as determined by the Committee.  Prior to distribution, any dividend equivalents that are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

10.5                           Form and Time of Settlement of Stock Units.  Settlement of vested Stock Units may be made in the form of (a) cash, (b) Common Shares or (c) any combination of both, as determined by the Committee, over the period or periods established by the Committee.  A Stock Units Award may place limits on the amount that may be paid over any specified period or periods, on an aggregate basis or as to any Participant.  The actual number of Stock Units eligible for settlement may be larger or smaller than the number included in the original Award, based on performance criteria.  Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Common Shares over a series of trading days.  Distribution on settlement may occur or commence when all vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred to any later date.  The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents.  Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Article 11.

10.6                           Death of Recipient.  Any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s beneficiary or beneficiaries.  Each recipient of a Stock Units Award under the Plan shall designate one or more beneficiaries for this purpose by filing the prescribed form with the Company.  A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Award recipient’s death.  If no beneficiary was designated or if no designated beneficiary survives the Award recipient, then any Stock Units Award that becomes payable after the recipient’s death shall be distributed to the recipient’s estate.

10.7                           Creditors’ Rights.  A holder of Stock Units shall have no rights other than those of a general creditor of the Company.  Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

10.8                           Nonassignability of Stock Units.  Except as determined by the Committee, no Stock Units Award shall be assignable or otherwise transferable by the Participant except by will or by the laws of descent and distribution.  Notwithstanding anything to the contrary herein, Stock Units Awards may be transferred and exercised in accordance with a Domestic Relations Order.

10.9                           Substitute Stock Units.  The Board may cause the Company to grant Substitute Stock Units in connection with the acquisition by the Company or a Parent, Subsidiary or Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity.  Unless and to the extent specified otherwise by the Board, Substitute Stock Units shall have the same terms and conditions as the stock units they replace, except that (subject to the provisions of Article 11) Substitute Stock Units shall be settled with respect to the Fair Market Value of the Common Shares rather than equity securities of the granting entity and shall be on terms that, as determined by the Board in its sole and absolute discretion, properly reflect the substitution.

ARTICLE 11                 PROTECTION AGAINST DILUTION.

11.1                           Adjustments.  In the event of a subdivision of the outstanding Common Shares, a declaration of a dividend payable in Common Shares or a combination or consolidation of the outstanding Common Shares (by reclassification or otherwise) into a lesser number of Common Shares, corresponding proportionate adjustments shall automatically be made in each of the following:

(a)                                  The number of Common Shares reserved for issuance over the term of the Plan as set forth under Section 3.1, and the number of Common Shares underlying the Stock Options cancelled pursuant to Section 3.4 and not returning to the Plan;

(b)                                 The number of Options, SARs, Restricted Shares and Stock Units available for future Awards under Article 3;

(c)                                  The number of Common Shares covered by automatic grants pursuant to Sections 7.1, 7.2 and 7.3;

(d)                                 The limitations set forth in Sections 4.3(a), 9.3 and 10.3;

(e)                                  The number of Common Shares covered by each outstanding Option and SAR;

(f)                                    The Exercise Price under each outstanding Option and SAR; or

(g)                                 The number of Stock Units included in any prior Award that has not yet been settled.

In the event of a declaration of an extraordinary dividend payable in a form other than Common Shares in an amount that has a material effect on the price of Common Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make such proportionate adjustments as it, in its sole discretion, deems appropriate in one or more of the foregoing.  Except as provided in this Article 11, a Participant shall have no rights by reason of any issuance by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class.  Any adjustment of Common Shares pursuant to this Section 11.1 shall be rounded down to the nearest whole number of Common Shares.  Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

11.2                           Dissolution or Liquidation.  To the extent not previously exercised or settled, Options, SARs, and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

11.3                           Reorganizations.  In the event that the Company is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization.  Such agreement may provide for (a) the continuation of the outstanding Awards by the Company, if the Company is a surviving corporation, (b) the assumption of the outstanding Awards by the surviving corporation or its parent or subsidiary, (c) the substitution by the surviving corporation or its parent or subsidiary of its own awards for the outstanding Awards, (d) full exercisability or vesting and accelerated expiration of the outstanding Awards, or (e) settlement of the full value of the outstanding Awards in cash or cash equivalents followed by cancellation of such Awards.  In the event of a Divestiture, the Board may, but need not, direct that one or more of the foregoing actions be taken with respect to Awards held by, for example, Employees, Outside Directors or Consultants for whom the transaction or event resulted in a termination of Service.  The Board need not adopt the same rules for each Award or Participant.

ARTICLE 12                 DEFERRAL OF AWARDS.

The Committee (in its sole discretion) may permit or require a Participant to:

(a)                                  Have cash that otherwise would be paid to such Participant as a result of the exercise of an SAR or the settlement of Stock Units credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books;

(b)                                 Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR converted into an equal number of Stock Units; or

(c)                                  Have Common Shares that otherwise would be delivered to such Participant as a result of the exercise of an Option or SAR or the settlement of Stock Units converted into amounts credited to a deferred compensation account established for such Participant by the Committee as an entry on the Company’s books.  Such amounts shall be determined by reference to the Fair Market Value of such Common Shares as of the date when they otherwise would have been delivered to such Participant.

A deferred compensation account established under this Article 12 may be credited with interest or other forms of investment return, as determined by the Committee.  A Participant for whom such an account is established shall have no rights other than those of a general creditor of the Company.  Such an account shall represent an unfunded and unsecured obligation of the Company and shall be subject to the terms and conditions of the applicable agreement between such Participant and the Company.  If the deferral or conversion of Awards is permitted or required, the Committee (in its sole discretion) may establish rules, procedures and forms pertaining to such Awards, including (without limitation) the settlement of deferred compensation accounts established under this Article 12.

Any and all arrangements under this Article 12 must comply with the rules and requirements of Section 409A of the Code including, without limitation, the requirements for the timing of deferral elections and the Delay In Payments to Specified Employees.

ARTICLE 13                 AWARDS UNDER OTHER PLANS.

The Company may grant awards under other plans or programs.  Such awards may be settled in the form of Common Shares issued under the Plan.  Such Common Shares shall be treated for all purposes under the Plan like Common Shares issued in settlement of Stock Units and shall, when issued, reduce the number of Common Shares available under Article 3.  Notwithstanding the foregoing, Common Shares issued pursuant to this Article 13 shall be counted against the Plan reserve as one (1) Common Share to the extent such shares are issued in respect of awards under other plans or programs that have substantially similar terms and conditions to Options or SARs granted under the Plan, including, with respect to stock options or equivalent securities, an exercise price at least equal to the fair market value of the securities for which the stock option or equivalent security is exercisable, measured at the date of grant.

ARTICLE 14                 PAYMENT OF DIRECTORS’ FEES IN SECURITIES.

14.1                           Effective Date.  No provision of this Article 14 shall be effective unless and until the Board has determined to implement such provision.

14.2                           Elections to Receive NSOs, Restricted Shares or Stock Units.  An Outside Director may elect to receive his or her annual retainer payments and/or meeting fees from the Company in the form of cash, NSOs, Restricted Shares or Stock Units, or a combination thereof, as determined by the Board.  Such NSOs, Restricted Shares and Stock Units shall be issued under the Plan.  An election under this Article 14 shall be filed with the Company on the prescribed form.

14.3                           Number and Terms of NSOs, Restricted Shares or Stock Units.  The number of NSOs, Restricted Shares or Stock Units to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash shall be calculated in a manner determined by the Board.  The Board shall also determine the terms of such NSOs, Restricted Shares or Stock Units.

ARTICLE 15                 LIMITATION ON RIGHTS.

15.1                           Retention Rights.  Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee, Outside Director or Consultant.  The Company and its Parents, Subsidiaries and Affiliates reserve the right to terminate the Service of any Employee, Outside Director or Consultant at any time, with or without cause, subject to Applicable Law, the Company’s articles of incorporation and by-laws and a written employment agreement (if any).

15.2                           Shareholders’ Rights.  A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Common Shares covered by his or her Award prior to the time when a stock certificate for such Common Shares is issued or, if applicable, the time when he or she becomes entitled to receive such Common Shares by satisfying all requirements for exercise at a time when the Company is obligated to deliver such Common Shares under the terms of the Award agreement and this Plan.  No adjustment shall be made for cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.

15.3                           Regulatory Requirements.  Any other provision of the Plan notwithstanding, the obligation of the Company to issue Common Shares under the Plan shall be subject to all Applicable Law.  The Company reserves the right to restrict, in whole or in part, the delivery of Common Shares pursuant to any Award prior to the satisfaction of all Applicable Law relating to the issuance of such Common Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

15.4                           Code Section 409A.  Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted hereunder are intended to comply with the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intention.

ARTICLE 16                 WITHHOLDING TAXES.

16.1                           General.  To the extent required by Applicable Law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan.  The Company shall not be required to issue any Common Shares or make any cash payment under the Plan until such obligations are satisfied.

16.2                           Share Withholding.  To the extent that Applicable Law subjects a Participant to tax withholding obligations, the Committee may establish procedures that may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any Common Shares that otherwise would be issued to him or her or by surrendering all or a portion of any Common Shares that he or she previously acquired.  Such Common Shares shall be valued at their Fair Market Value on the date when they are withheld or surrendered.

ARTICLE 17                 FUTURE OF THE PLAN.

17.1                           Term of the Plan.  The Plan became effective on the Effective Date.  The Plan, as amended or restated from time to time, shall remain in effect until it is terminated under Section 17.2, except that no ISOs shall be granted on or after the 10th anniversary of the later of (a) the date when the Board originally adopted the Plan or (b) the date when the Board adopted the most recent increase in the number of Common Shares available under Article 3 that was approved by the Company’s shareholders.

17.2                           Amendment or Termination.  The Board may, at any time and for any reason, amend or terminate the Plan.  An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent required by Applicable Law.  No Awards shall be granted under the Plan after the termination thereof.  The termination of the Plan, or any amendment thereof, shall not impair the rights of any Participant under any Award previously granted under the Plan unless the Participant consents to such amendment.  The Board or the Committee may amend the terms of any existing Award, prospectively or retroactively, but no such amendment shall impair the rights of any Participant unless the Participant consents to such amendment.  The Board or the Committee may not amend the terms of any Option or SAR to reduce the Exercise Price (except pursuant to Article 11), or cancel any Option or SAR and grant a new Option or SAR with a lower Exercise Price such that the effect would be the same as reducing the Exercise Price, without the approval of the Company’s shareholders.  Notwithstanding anything herein to the contrary, no consent of a Participant shall be required if the Board determines, in its sole and absolute discretion, that the amendment, suspension, termination, or modification:  (a) is required or advisable in order for the Company, the Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Article 11, is in the best interests of the Company or its shareholders.  The Board may, but need not, take the tax or accounting consequences to affected Participants into consideration in acting under the preceding sentence.  Those decisions shall be final, binding and conclusive.  Termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted before the termination notwithstanding that Awards become exercisable or are to be settled after the termination.

ARTICLE 18                 LIMITATION ON PAYMENTS.

18.1                           Scope of Limitation.  This Article 18 shall apply to an Award only if:

(a)                                  The after-tax value of such Award to the Participant, taking into account the effect of all federal, state and local income taxes, employment taxes and excise taxes applicable to the Participant (including the excise tax under section 4999 of the Code), will be greater after the application of this Article 18 than it was before the application of this Article 18; or

(b)                                 The Committee, at the time of making an Award under the Plan or at any time thereafter, specifies in writing that such Award shall be subject to this Article 18 (regardless of the after-tax value of such Award to the Participant).

If this Article 18 applies to an Award, it shall supersede any contrary provision of the Plan or of any Award granted under the Plan.

18.2                           Basic Rule.  In the event that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in section 280G of the Code, after taking into account all other “excess parachute payments,” including any reductions of such payments to avoid excise taxes under section 4999 of the Code, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount.  For purposes of this Article 18, the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of section 280G of the Code.

18.3                           Reduction of Payments.  If any Payment would be nondeductible by the Company because of section 280G of the Code, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within 10 days of receipt of notice.  If no such election is made by the Participant within such 10-day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election.  For purposes of this Article 18, present value shall be determined in accordance with section 280G(d)(4) of the Code.  All determinations made by the Company under this Article 18 shall be made within 60 days of the date when a Payment becomes payable or transferable and would otherwise be nondeductible to the Company.  As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

18.4                           Related Corporations.  For purposes of this Article 18, the term “Company” shall include affiliated corporations in accordance with section 280G(d)(5) of the Code.

ARTICLE 19                 DEFINITIONS.

19.1                           “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

19.2                           “Applicable Law” means any and all laws of whatever jurisdiction, within or without the United States, and the rules of any stock exchange or quotation system on which Common Shares are listed or quoted, applicable to the taking or refraining from taking of any action under the Plan, including the administration of the Plan and the issuance or transfer of Awards.

19.3                           “Award” means any award of an Option, an SAR, a Restricted Share or a Stock Unit under the Plan.

19.4                           “Board” means the Company’s Board of Directors, as constituted from time to time.

19.5                           “Cause” means (a) acts or omissions constituting gross negligence, recklessness or willful misconduct with respect to the Participant’s obligations or otherwise relating to the business of the Company; (b) the Participant’s material breach of a written agreement between the Participant and the Company (or a Parent, Subsidiary or Affiliate); (c) conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; (d) dishonesty or involvement in any conduct that adversely affects the Company’s name or public image or is otherwise detrimental to the Company’s business interests; (e) willful neglect of duties; or (f) unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company.  The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent, Subsidiary or Affiliate employing the Participant) may consider as grounds for the discharge of the Participant without Cause.  The Committee shall be entitled to determine “Cause” based on the Committee’s good faith belief.

19.6                           “Change in Control” means:

(a)                                  The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;

(b)                                 The sale, transfer or other disposition of all or substantially all of the Company’s assets;

(c)                                  A change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors;

(d)                                 Any transaction as a result of which the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which a majority of the Continuing Directors who are not affiliated with the offeror do not recommend such shareholders accept; or

(e)                                  A Divestiture; provided that a Divestiture shall be a Change in Control only to the extent that the Board determines that such Divestiture constitutes a Change in Control, and then only for those Participants for whom the Board has expressly resolved that such Divestiture constitutes a Change in Control for such Participants.  In making such determination, the Board need not adopt the same rules for each Award or Participant.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  The Committee shall determine whether an event shall be treated as a Change of Control.

19.7                           “Code” means the Internal Revenue Code of 1986, as amended.

19.8                           “Committee” means a committee of the Board, as described in Article 2.

19.9                           “Common Share” means one share of the common stock of the Company.

19.10                     “Company” means Overland Storage, Inc., a California corporation.

19.11                     “Consultant” means a consultant or adviser who provides bona fide services to the Company, a Parent, a Subsidiary or an Affiliate as an independent contractor.

19.12                     “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

19.13                     “Delay In Payments to Specified Employees” means if a Participant is a “specified employee” (as defined under Code Section 409A) on separation from service, to the extent any Award or arrangement needs to comply with Code Section 409A, then certain payments may be delayed and not be paid during the first six months following the separation from service but will instead be paid on the earlier of the first business day of the 7th month following the separation from service, or the Participant’s death.

19.14                     “Divestiture” means a transaction or event where the Company or a Parent, Subsidiary or Affiliate sells or otherwise transfers its equity securities to a person or entity other than the Company or a Parent, Subsidiary or Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, where the Board specifies that such transaction or event constitutes a “Divestiture.”

19.15                     “Domestic Relations Order” means a “domestic relations order” as defined in, and otherwise meeting the requirements of, section 414(p) of the Code, except that reference to a “plan” in that definition shall be to the Plan.

19.16                     “Director” means a member of the Board of Directors of the Company.

19.17                     “Effective Date” means the earliest date on which the Plan has been adopted by the Board and approved by the Company’s shareholders.

19.18                     “Employee” means a common law employee of the Company, a Parent, a Subsidiary or an Affiliate.  Notwithstanding the foregoing, individuals who are classified by the Company or a Parent, Subsidiary or Affiliate as (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers, shall not be deemed Employees.  The Company’s or a Parent’s, Subsidiary’s or Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of the Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise.  A Participant shall not cease to be an Employee due to transfers between locations of the Company, or among the Company and a Parent, Subsidiary or Affiliate, or to any successor to the Company or a Parent, Subsidiary or Affiliate that assumes an Optionee’s Options under Section 11.3.  Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

19.19                     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

19.20                     “Exercise Price,” in the case of an Option, means the amount for which one Common Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement.  “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one Common Share in determining the amount payable upon exercise of such SAR.

19.21                     “Fair Market Value” means the market price of Common Shares, determined by the Committee in good faith on such basis as it deems appropriate.  Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in The Wall Street Journal.  Such determination shall be conclusive and binding on all persons.

19.22                     “Involuntary Termination” means the termination of the Participant’s Service by reason of:

(a)                                  The involuntary discharge of the Participant by the Company (or the Parent, Subsidiary or Affiliate employing him or her) for reasons other than Cause; or

(b)                                 The voluntary resignation of the Participant following (i) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Parent, Subsidiary or Affiliate employing him or her), (ii) a material reduction in his or her base salary or (iii) receipt of notice that his or her principal workplace will be relocated by more than 90 miles.

19.23                     “ISO” means an incentive stock option described in section 422(b) of the Code.

19.24                     “NSO” means a stock option not described in sections 422 or 423 of the Code.

19.25                     “Objectively Determinable Performance Condition” shall mean a performance condition (i) that is established (A) at the time an Award is granted or (B) no later than the earlier of (1) 90 days after the beginning of the period of Service to which it relates, or (2) before the elapse of 25% of the period of Service to which it relates, (ii) that is uncertain of achievement at the time it is established, and (iii) the achievement of which is determinable by a third party with knowledge of the relevant facts.  Examples of measures that may be used in Objectively Determinable Performance Conditions include net order dollars, net profit dollars, net profit growth, net revenue dollars, profit/loss or profit margin, operating profit, net operating profit, operating margin, working capital, sales or revenue, revenue growth, gross margin, cost of goods sold, individual performance, cash, accounts receivables, write-offs, cash flow, liquidity, income, net income, operating income, net operating income, earnings, earnings before interest, taxes, depreciation and/or amortization, earnings per share, growth in earnings per share, price/earnings ratio, debt or debt-to-equity, economic value added, assets, return on assets, return on equity, stock price, shareholders’ equity, total shareholder return, including stand-alone or relative to a stock market or peer group index, return on capital, return on assets or net assets, return on investment, return on operating revenue, any other financial objectives, objective customer satisfaction indicators and efficiency measures, operations, research or related milestones, intellectual property (e.g., patents), product development, site, plant or building development, internal controls, policies and procedures, information technology, human resources, corporate governance, business development, market share, strategic alliances, licensing and partnering, contract awards or backlog, expenses, overhead or other expense reduction, compliance programs, legal matters, accounting and reporting, credit rating, strategic plan development and implementation, mergers and acquisitions and divestitures, financings, management, improvement in workforce diversity, or any similar criteria, each with respect to the Company and/or a Parent, Subsidiary or Affiliate, and/or an individual business unit.

19.26                     “Officer” means an officer of the Company as defined in Rule 16a-1 adopted under the Exchange Act.

19.27                     “Option” means an ISO or NSO granted under the Plan and entitling the holder to purchase Common Shares.

19.28                     “Optionee” means an individual or estate who holds an Option or SAR.

19.29                     “Outside Director” means a member of the Board who is not an Employee.

19.30                     “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

19.31                     “Participant” means (i) a person to whom an Award has been granted, including a holder of a Substitute Award; or (ii) a person to whom an Award has been transferred in accordance with the applicable requirements of Sections 5.6, 8.7, 9.5, or 10.8

19.32                     “Plan” means this Overland Storage, Inc. 2003 Equity Incentive Plan, as amended from time to time.

19.33                     “Prior Plans” means the Company’s 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Stock Option Plan, and 2001 Supplemental Stock Option Plan, each as in effect on the Effective Date.

19.34                     “Restricted Share” means a Common Share awarded pursuant to Article 9 of the Plan.

19.35                     “Restricted Stock Agreement” means the agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

19.36                     “SAR” means a stock appreciation right granted under the Plan.

19.37                     “SAR Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her SAR.

19.38                     “Service” means service as an Employee, Outside Director or Consultant.  Unless otherwise determined by the Committee or otherwise provided in the Plan or Award agreement, Service shall continue notwithstanding a change in status from an Employee, Consultant or Outside Director to another such status.  An event that causes a Parent, Subsidiary or Affiliate to cease having status as a Parent, Subsidiary or Affiliate shall be deemed to discontinue the Service of that entity’s Employees, Outside Directors and Consultants unless such persons retain the status of Employee, Outside Director or Consultant of the Company or a remaining Parent, Subsidiary or Affiliate.

19.39                     “Stock Option Agreement” means the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.

19.40                     “Stock Unit” means a bookkeeping entry representing the equivalent of one Common Share, as awarded under the Plan.

19.41                     “Stock Unit Agreement” means the agreement between the Company and the recipient of Stock Units that contains the terms, conditions and restrictions pertaining to such Stock Units.

19.42                     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.  A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

19.43                     “Substitute Award” means a Substitute Option, Substitute SAR, Substitute Restricted Share or Substitute Stock Unit granted in accordance with the terms of the Plan.

19.44                     “Substitute Option” means an Option granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

19.45                     “Substitute SAR” means a SAR granted in substitution for, or upon the conversion of, a stock appreciation right granted by another entity with respect to equity securities in the granting entity.

19.46                     “Substitute Restricted Share” means a Restricted Share granted in substitution for a restricted share granted by another entity with respect to equity securities in the granting entity.

19.47                     “Substitute Stock Unit” means a Stock Unit granted in substitution for, or upon the conversion of, a stock unit granted by another entity with respect to equity securities in the granting entity.

19.48                     “Ten Percent Shareholder” means any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary on the date of Option grant.

ARTICLE 20                 EXECUTION.

To record the adoption of the Plan by the Board, approval by the Company’s shareholders of the Plan effective on November 17, 2003, approval of the amendment adopted by the Company’s shareholders effective on November 15, 2004, and approval by the Board of this amendment and restatement of the Plan on September 22, 2007 and approval by the Company’s shareholders of such amendment and restatement on November 13, 2007, the Company has caused its duly authorized officer to execute this document in the name of the Company.

OVERLAND STORAGE, INC.

By:
Title:

Overland Storage, Inc.

2003 Equity Incentive Plan

PLAN HISTORY

Date	Action
September 6, 2003	Adopted by Board of Directors, subject to shareholder approval.

November 17, 2003	Approved by Shareholders. Effective Date of Plan.

September 29, 2004

Amendments approved by Board of Directors, subject to shareholder approval: (i) increase in Common Shares reserved for issuance over the term of the Plan by 1,000,000 shares; (ii) addition of a requirement that any Common Shares to which Restricted Shares or Stock Units pertain shall be counted against the reserve as two (2) Common Shares for every one (1) Common Share subject to such Awards; and (iii) deletion of the limitation formerly set forth in Section 3.3 limiting the number of Restricted Shares and Stock Units.

November 15, 2004	Amendments approved by shareholders. Effective date of amendments.

September 22, 2007

Amended and Restated Plan approved by Board of Directors, subject to shareholder approval. Amendments: (i) increase in Common Shares reserved for issuance over the term of the Plan by 1, 300,000 shares; (ii) shorten maximum Option and SAR term life to 6 years from date of grant; (iii) cancel certain Options with the Common Shares underlying such Options not returning to the Plan for purposes of future Awards; (iv) include additional examples of qualifying performance criteria; and (v) make certain other administrative amendments and clarifications.

November 13, 2007	Amended and Restated Plan approved by shareholders. (Pending)

EXHIBIT A
CANCELLED OPTIONS

Optionee Name	Option Grant Date	Number of Shares	Per Share Exercise Price	Plan Name
Robert Degan	1/20/2003	22,000	$14.75	2000 Stock Option Plan
	3/3/2005	12,000	$14.67	2003 Equity Incentive Plan
Robert Farkaly	6/25/2003	5,000	$20.25	2000 Stock Option Plan
	11/18/2004	5,000	$13.98	2003 Equity Incentive Plan
Mike Gawarecki	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	52,500	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	31,400	$14.29	2003 Equity Incentive Plan
Kurt Kalbfleisch	4/21/2000	8,000	$10.00	1995 Stock Option Plan
	7/2/2003	10,000	$20.13	1995 Stock Option Plan
	11/18/2004	3,500	$13.98	2003 Equity Incentive Plan
Vernon LoForti	4/21/2000	20,000	$10.00	1997 Stock Option Plan
	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan
Scott McClendon	1/20/2003	11,000	$14.75	2000 Stock Option Plan
	11/17/2003	18,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Michael Norkus	8/11/2004	4,500	$11.05	2003 Equity Incentive Plan
	11/15/2004	18,000	$14.29	2003 Equity Incentive Plan
Robert Scroop	7/10/2002	60,000	$13.50	2000 Stock Option Plan
	11/17/2003	10,000	$19.33	2003 Equity Incentive Plan
	11/15/2004	29,700	$14.29	2003 Equity Incentive Plan

Total Shares Cancelled		468,300

There are three ways to vote your Proxy.	COMPANY #

Your telephone or Internet vote authorizes the proxies named on the reverse side of this proxy card to vote your shares in the same manner as if you marked, signed and returned this proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK***EASY***IMMEDIATE

•                  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week until 2:00 p.m., Pacific Time, on November 12, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available.  Follow the simple instructions the voice provides you.

VOTE VIA INTERNET – http://www.eproxy.com/ovrl/ – QUICK***EASY***IMMEDIATE

•                  Use the Internet to vote your proxy 24 hours a day, 7 days a week until 2:00 p.m., Pacific Time, on November 12, 2007.

•                  Please have your proxy card and the last four digits of your Social Security Number or Tax Payer Identification Number available.  Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Overland Storage, Inc., c/o Wells Fargo Shareowner Services, P.O. Box 64873, St. Paul, MN  55164-0873.

If you vote by phone or Internet, please do not mail your proxy card.

THE DIRECTORS RECOMMEND A VOTE “FOR” ALL NOMINEES FOR
DIRECTOR LISTED IN PROPOSAL 1 AND A VOTE “FOR” PROPOSALS 2 AND 3

1.  ELECT FIVE DIRECTORS:

01 Robert A. Degan	04 William J. Miller	☐ Vote FOR	☐ Vote WITHHELD
02 Vernon A. LoForti	05 Michael Norkus	all nominees	from all nominees
03 Scott McClendon		(except as marked)

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided at right.)

Please fold here

2.  APPROVE THE AMENDMENT AND RESTATEMENT OF OUR  2003 EQUITY INCENTIVE PLAN, INCLUDING AN INCREASE IN AUTHORIZED SHARES AND THE CANCELLATION OF CERTAIN OUTSTANDING OPTIONS HELD BY OUR EXECUTIVE OFFICERS AND DIRECTORS:

☐ For	☐ Against	☐ Abstain

3.  RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT

     REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 29, 2008:

☐ For	☐ Against	☐ Abstain

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE APPOINTED PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Date:
Address change? Mark Box ☐
Indicate changes below

Please sign exactly as your name(s) appear to the left.  When signing in a fiduciary or representative capacity, please add your full title.  If shares are registered in more than one name, all holders must sign.  If signature is for a corporation or partnership, the handwritten signature and title of an authorized officer or person is required, together with the full company name.

2007 Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I appoint Vernon A. LoForti and Kurt L. Kalbfleisch, or either of them, with power of substitution to each, to vote all shares of common stock which I have power to vote at the annual meeting of shareholders of Overland Storage, Inc. to be held on Tuesday, November 13, 2007 at 9:00 a.m., or at any adjournment or postponement thereof, in accordance with the instructions on the reverse side of this card and with the same effect as though I were present in person and voting such shares.  My appointed proxies are authorized in their discretion to vote upon such other business as may properly come before the annual meeting.

(CONTINUED, AND TO BE SIGNED AND DATED ON REVERSE SIDE)

Thank You For Voting